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                                                                 CONFORMED COPY



                         AGREEMENT AND PLAN OF MERGER

                                 BY AND AMONG

                             ODS NETWORKS, INC.,

                            ECC ACQUISITION CORP.

                                     AND

                    ESSENTIAL COMMUNICATION CORPORATION

                                 DATED AS OF

                                APRIL 30, 1998

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                               TABLE OF CONTENTS

                                                                            Page
TABLE OF CONTENTS. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   i
INDEX OF SCHEDULES . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  iv

INDEX OF EXHIBITS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  iv

ARTICLE I

                                   THE MERGER. . . . . . . . . . . . . . . .   2
     1.1  The Merger . . . . . . . . . . . . . . . . . . . . . . . . . . . .   2
     1.2  Closing; Effective Time. . . . . . . . . . . . . . . . . . . . . .   2
     1.3  Effect of the Merger . . . . . . . . . . . . . . . . . . . . . . .   2
     1.4  Certificate of Incorporation; Bylaws . . . . . . . . . . . . . . .   2
     1.5  Directors and Officers.. . . . . . . . . . . . . . . . . . . . . .   2
     1.6  Taking of Necessary Action; Further Action . . . . . . . . . . . .   3

ARTICLE II

               CONVERSION OF SECURITIES; EXCHANGE OF CERTIFICATES. . . . . .   3
     2.1  Total Consideration. . . . . . . . . . . . . . . . . . . . . . . .   3
     2.2  Acquiror Stock Price . . . . . . . . . . . . . . . . . . . . . . .   3
     2.3  Effect on Capital Stock; Conversion of Securities. . . . . . . . .   4
     2.4  Exchange of Certificates . . . . . . . . . . . . . . . . . . . . .   5
     2.5  Stock Transfer Books . . . . . . . . . . . . . . . . . . . . . . .   8
     2.6  Dissenters' Rights . . . . . . . . . . . . . . . . . . . . . . . .   8
     2.7  Exemption from Registration. . . . . . . . . . . . . . . . . . . .   8

ARTICLE III

                    REPRESENTATIONS AND WARRANTIES OF TARGET . . . . . . . .   9
     3.1  Organization, Standing and Power . . . . . . . . . . . . . . . . .   9
     3.2  Capital Structure. . . . . . . . . . . . . . . . . . . . . . . . .   9
     3.3  Authority. . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
     3.4  Financial Statements . . . . . . . . . . . . . . . . . . . . . . .  11
     3.5  Absence of Certain Changes . . . . . . . . . . . . . . . . . . . .  12
     3.6  Absence of Undisclosed Liabilities . . . . . . . . . . . . . . . .  12
     3.7  Litigation . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
     3.8  Restrictions on Business Activities. . . . . . . . . . . . . . . .  13
     3.9  Governmental Authorization . . . . . . . . . . . . . . . . . . . .  13
     3.10 Title to Property. . . . . . . . . . . . . . . . . . . . . . . . .  13
     3.11 Intellectual Property. . . . . . . . . . . . . . . . . . . . . . .  13
     3.12 Environmental Matters. . . . . . . . . . . . . . . . . . . . . . .  15
     3.13 Taxes. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16

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     3.14 Employee Benefit Plans . . . . . . . . . . . . . . . . . . . . . .  17
     3.15 Certain Agreements Affected by the Merger. . . . . . . . . . . . .  19
     3.16 Employee Matters . . . . . . . . . . . . . . . . . . . . . . . . .  19
     3.17 Interested Party Transactions. . . . . . . . . . . . . . . . . . .  20
     3.18 Insurance. . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
     3.19 Compliance With Laws . . . . . . . . . . . . . . . . . . . . . . .  21
     3.20 Minute Books . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
     3.21 Complete Copies of Materials . . . . . . . . . . . . . . . . . . .  21
     3.22 Brokers' and Finders' Fees . . . . . . . . . . . . . . . . . . . .  21
     3.23 Stockholder Agreement; Irrevocable Proxies . . . . . . . . . . . .  21
     3.24 Vote Required. . . . . . . . . . . . . . . . . . . . . . . . . . .  21
     3.25 Board Approval . . . . . . . . . . . . . . . . . . . . . . . . . .  21
     3.26 Inventory. . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
     3.27 Accounts Receivable. . . . . . . . . . . . . . . . . . . . . . . .  22
     3.28 Customers and Suppliers. . . . . . . . . . . . . . . . . . . . . .  22
     3.29 Material Contracts . . . . . . . . . . . . . . . . . . . . . . . .  22
     3.30 No Breach of Material Contracts. . . . . . . . . . . . . . . . . .  23
     3.31 Third Party Consents . . . . . . . . . . . . . . . . . . . . . . .  23
     3.32 Export Control Laws. . . . . . . . . . . . . . . . . . . . . . . .  23
     3.33 Representations Complete . . . . . . . . . . . . . . . . . . . . .  24

ARTICLE IV

                   REPRESENTATIONS AND WARRANTIES OF ACQUIROR. . . . . . . .  24
     4.1  Organization, Standing and Power . . . . . . . . . . . . . . . . .  24
     4.2  Capital Structure. . . . . . . . . . . . . . . . . . . . . . . . .  24
     4.3  Authority. . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
     4.4  SEC Documents; Financial Statements. . . . . . . . . . . . . . . .  25
     4.5  Absence of Undisclosed Liabilities . . . . . . . . . . . . . . . .  26
     4.6  Broker's and Finders' Fees . . . . . . . . . . . . . . . . . . . .  26
     4.7  Board Approval . . . . . . . . . . . . . . . . . . . . . . . . . .  26
     4.8  No Material Adverse Change . . . . . . . . . . . . . . . . . . . .  26
     4.9  Litigation . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
     4.10 Taxable Transaction. . . . . . . . . . . . . . . . . . . . . . . .  27
     4.11 Representations Complete . . . . . . . . . . . . . . . . . . . . .  27

ARTICLE V

                       CONDUCT PRIOR TO THE EFFECTIVE TIME . . . . . . . . .  27
     5.1  Conduct of Business of Target and Acquiror . . . . . . . . . . . .  27
     5.2  Conduct of Business of Target. . . . . . . . . . . . . . . . . . .  28
     5.3  No Solicitation. . . . . . . . . . . . . . . . . . . . . . . . . .  30

ARTICLE VI

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                              ADDITIONAL AGREEMENTS. . . . . . . . . . . . .  31
     6.1  Consent of Stockholders. . . . . . . . . . . . . . . . . . . . . .  31
     6.2  Access to Information. . . . . . . . . . . . . . . . . . . . . . .  31
     6.3  Confidentiality. . . . . . . . . . . . . . . . . . . . . . . . . .  32
     6.4  Public Disclosure. . . . . . . . . . . . . . . . . . . . . . . . .  32
     6.5  Consents; Cooperation. . . . . . . . . . . . . . . . . . . . . . .  32
     6.6  Stockholder Representation Agreements. . . . . . . . . . . . . . .  32
     6.7  Stockholder Agreements/Irrevocable Proxies . . . . . . . . . . . .  32
     6.8  Legal Requirements . . . . . . . . . . . . . . . . . . . . . . . .  33
     6.9  Blue Sky Laws. . . . . . . . . . . . . . . . . . . . . . . . . . .  33
     6.10 Employee Benefit Plans . . . . . . . . . . . . . . . . . . . . . .  33
     6.11 Escrow Agreement . . . . . . . . . . . . . . . . . . . . . . . . .  34
     6.12 Form S-8 . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  34
     6.13 Listing of Additional Shares . . . . . . . . . . . . . . . . . . .  34
     6.14 Expenses . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  34
     6.15 Best Efforts and Further Assurances. . . . . . . . . . . . . . . .  35
     6.16 Amendment of Stock Option Plan . . . . . . . . . . . . . . . . . .  35
     6.17 Information Statement. . . . . . . . . . . . . . . . . . . . . . .  35
     6.18 Termination of 401(k) Plan . . . . . . . . . . . . . . . . . . . .  36
     6.19 Amended and Restated Certificate of Incorporation. . . . . . . . .  36

ARTICLE VII

                            CONDITIONS TO THE MERGER . . . . . . . . . . . .  36
     7.1  Conditions to Obligations of Each Party to Effect the Merger . . .  36
     7.2  Additional Conditions to Obligations of Target . . . . . . . . . .  37
     7.3  Additional Conditions to the Obligations of Acquiror . . . . . . .  38

ARTICLE VIII

                        TERMINATION, AMENDMENT AND WAIVER. . . . . . . . . .  39
     8.1  Termination. . . . . . . . . . . . . . . . . . . . . . . . . . . .  39
     8.2  Effect of Termination. . . . . . . . . . . . . . . . . . . . . . .  41
     8.3  Expenses Upon Termination. . . . . . . . . . . . . . . . . . . . .  41
     8.4  Amendment. . . . . . . . . . . . . . . . . . . . . . . . . . . . .  41
     8.5  Extension; Waiver. . . . . . . . . . . . . . . . . . . . . . . . .  41

ARTICLE IX

                           ESCROW AND INDEMNIFICATION. . . . . . . . . . . .  42
     9.1  Escrow Fund. . . . . . . . . . . . . . . . . . . . . . . . . . . .  42
     9.2  Indemnification. . . . . . . . . . . . . . . . . . . . . . . . . .  42
     9.3  Escrow Period. . . . . . . . . . . . . . . . . . . . . . . . . . .  43
     9.4  Claims upon Escrow Fund. . . . . . . . . . . . . . . . . . . . . .  43
     9.5  Objections to Claims . . . . . . . . . . . . . . . . . . . . . . .  43

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     9.6  Resolution of Conflicts; Arbitration . . . . . . . . . . . . . . .  44
     9.7  Stockholders' Agent. . . . . . . . . . . . . . . . . . . . . . . .  45
     9.8  Actions of the Stockholders' Agent . . . . . . . . . . . . . . . .  45
     9.9  Third-Party Claims . . . . . . . . . . . . . . . . . . . . . . . .  45
     9.10 No Claims Based on Consented Breaches. . . . . . . . . . . . . . .  46

ARTICLE X

                               GENERAL PROVISIONS. . . . . . . . . . . . . .  46
     10.1 Survival of Representations, Warranties and Agreements . . . . . .  46
     10.2 Notices. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  46
     10.3 Interpretation . . . . . . . . . . . . . . . . . . . . . . . . . .  47
     10.4 Counterparts . . . . . . . . . . . . . . . . . . . . . . . . . . .  48
     10.5 Entire Agreement; Nonassignability; Parties in Interest. . . . . .  48
     10.6 Severability . . . . . . . . . . . . . . . . . . . . . . . . . . .  48
     10.7 Remedies Cumulative. . . . . . . . . . . . . . . . . . . . . . . .  48
     10.8 Governing Law. . . . . . . . . . . . . . . . . . . . . . . . . . .  48
     10.9 Rules of Construction. . . . . . . . . . . . . . . . . . . . . . .  49






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SCHEDULES:

Target Disclosure Schedule

     Schedule 3.1   -      Foreign Qualifications and Other Interests
     Schedule 3.2   -      Securityholders
     Schedule 3.4   -      Exceptions to Financial Statements
     Schedule 3.6   -      Undisclosed Liabilities
     Schedule 3.7   -      Litigation
     Schedule 3.8   -      Restrictions on Business Activities
     Schedule 3.10  -      Property Exceptions
     Schedule 3.11  -      Intellectual Property
     Schedule 3.14  -      Employee Benefit Plans
     Schedule 3.16  -      Employee Matters
     Schedule 3.29  -      Material Contracts
     Schedule 3.31  -      Third Party Consents

Acquiror Disclosure Schedule

Schedule 6.10  -    Holders of Outstanding Target Options


EXHIBITS:

Exhibit A      -    Calculation of the Common Exchange Ratio
                    and the Option Exchange Ratio
Exhibit B      -    Stockholder Agreement
Exhibit C      -    Stockholder Representation Agreement
Exhibit D      -    Escrow Agreement
Exhibit E      -    Amended and Restated Certificate of Incorporation
Exhibit F      -    FIRPTA Notice



                                       v
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                          AGREEMENT AND PLAN OF MERGER

     THIS AGREEMENT AND PLAN OF MERGER (this "AGREEMENT") is made and entered into as of April 30, 1998 by and among ODS Networks, Inc., a Delaware corporation ("ACQUIROR"), ECC Acquisition Corp., a Delaware corporation ("MERGER SUB"), and Essential Communication Corporation, a Delaware corporation ("TARGET").

                               R E C I T A L S:

     WHEREAS, Merger Sub, upon the terms and subject to the conditions of this Agreement and in accordance with the General Corporation Law of the State of Delaware ("DELAWARE LAW"), will merge with and into Target (the "MERGER");

     WHEREAS, pursuant to the Merger, among other things, each outstanding share of capital stock of Target ("TARGET CAPITAL STOCK") shall be converted into cash and/or shares of Acquiror Common Stock (as defined in Section 4.2 below), at the rates set forth herein;

     WHEREAS, the Board of Directors of Target has determined that the Merger is consistent with and in furtherance of the long-term business strategy of Target and is fair to, and in the best interests of, Target and its stockholders and has approved and adopted this Agreement and the transactions contemplated hereby, and recommended approval and adoption of this Agreement by the stockholders of Target;

     WHEREAS, the Board of Directors of Acquiror has determined that the Merger is consistent with and in furtherance of the long-term business strategy of Acquiror and is fair to, and in the best interests of, Acquiror and its stockholders and has approved and adopted this Agreement and the transactions contemplated hereby;

     WHEREAS, the Board of Directors of Merger Sub has determined that the Merger is consistent with and in furtherance of the long-term business strategy of Merger Sub and is fair to, and in the best interests of, Merger Sub and its stockholder and has approved and adopted this Agreement and the transactions contemplated hereby;

     WHEREAS, the parties intend that the Merger shall be treated as a taxable transaction to the securityholders of Target; and

     WHEREAS, concurrent with the execution of this Agreement and as an inducement to Acquiror and Merger Sub to enter into this Agreement, certain of the affiliates of Target who are stockholders, officers or directors have on the date hereof entered into an agreement to vote the shares of Target Capital Stock owned by such person in the manner set forth in the Stockholder Agreements referenced herein and attached as EXHIBIT B hereto.

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                              A G R E E M E N T:

     NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound hereby, the parties hereto agree as follows:

                                   ARTICLE I

                                   THE MERGER

          1.1 THE MERGER. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with Delaware Law, at the Effective Time (as defined in Section 1.2), Merger Sub shall be merged with and into Target. As a result of the Merger, the separate corporate existence of Merger Sub shall cease and Target shall continue as the surviving corporation of the Merger (the "SURVIVING CORPORATION").

          1.2 CLOSING; EFFECTIVE TIME. The closing of the transactions contemplated hereby (the "CLOSING") shall take place as promptly as practicable after the satisfaction or, if permissible, waiver of the conditions set forth in Article VII hereof or at such other time as the parties hereto agree (the "CLOSING DATE"). The Closing shall take place at the offices of Brobeck, Phleger & Harrison LLP, 301 Congress Avenue, Suite 1200, Austin, Texas or such other location as the parties hereto agree. In connection with the Closing, the parties hereto shall cause the Merger to be consummated by filing a certificate of merger (the "CERTIFICATE OF MERGER") with the Secretary of State of the State of Delaware, in such form as required by, and executed in accordance with the relevant provisions of, Delaware Law (the date and time of such filing being the "EFFECTIVE TIME").

          1.3 EFFECT OF THE MERGER. At the Effective Time, the effect of the Merger shall be as provided in the applicable provisions of Delaware Law. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of Merger Sub and Target shall vest in the Surviving Corporation, and all debts, liabilities and duties of Merger Sub and the Target shall become the debts, liabilities and duties of the Surviving Corporation.

          1.4 CERTIFICATE OF INCORPORATION; BYLAWS. At the Effective Time, the Certificate of Incorporation of Target, as in effect immediately prior to the Effective Time and as may be amended by Certificate of Merger shall be the Certificate of Incorporation of the Surviving Corporation until thereafter amended. The Bylaws of Target, as in effect immediately prior to the Effective Time, shall be the Bylaws of the Surviving Corporation until thereafter amended.

          1.5 DIRECTORS AND OFFICERS. The directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation, each to hold office in accordance with the Certificate of Incorporation and Bylaws of the Surviving Corporation, and

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the officers of the Merger Sub immediately prior to the Effective Time shall be the officers of the Surviving Corporation, in each case until their respective successors are duly elected or appointed and qualified.

          1.6 TAKING OF NECESSARY ACTION; FURTHER ACTION. If, at any time after the Effective Time, the Surviving Corporation shall consider or be advised that any deeds, bills of sale, assignments, assurances, or any other actions or things are necessary or desirable to vest, perfect or confirm, of record or otherwise, in the Surviving Corporation its rights, title or interest in, to or under any of the rights, properties or assets of either Merger Sub or Target acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger or otherwise to carry out this Agreement, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of each of Merger Sub and Target, all such deeds, bills of sale, assignments and assurances and to take and do, in the name and on behalf of each of Merger Sub and Target or otherwise, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title and interest in, to and under such rights, properties or assets of the Surviving Corporation or otherwise to carry out this Agreement.

                                  ARTICLE II

              CONVERSION OF SECURITIES; EXCHANGE OF CERTIFICATES

          2.1 TOTAL CONSIDERATION. The total aggregate consideration to be exchanged for the acquisition by Acquiror of all outstanding shares of Target Capital Stock and all unexpired and unexercised options to acquire Target Capital Stock shall be $8.5 million (the "TOTAL CONSIDERATION"), consisting of (i) an aggregate of $5,000,001.25 in cash to be paid to the holders of Preferred Stock in accordance with Sections 2.3(a)(i) and 2.3(a)(ii) and (ii) an aggregate of $3,499,998.75 (the "COMMON EQUIVALENT CONSIDERATION") to be paid in cash and/or shares of Acquiror Common Stock to the holders of Acquiror Common Stock or to be reserved with respect to outstanding options to acquire shares of Target Common Stock to be assumed by Acquiror, in accordance with Sections 2.3(a)(iii) and 2.3(c).

          2.2 ACQUIROR STOCK PRICE. For purposes of the calculations herein, the number of shares of Acquiror Common Stock to be issued in the Merger (including the shares of Acquiror Common Stock to be reserved for issuance upon exercise of options to acquire Target Common Stock assumed by Acquiror), as calculated by using the average of the closing sale price for a share of Acquiror Common Stock as quoted on the Nasdaq National Market for the fifteen (15) trading days immediately preceding and ending on the trading day that is one (1) calendar day prior to the date hereof, is $6.6314 per share (the "ACQUIROR STOCK PRICE").

          2.3  EFFECT ON CAPITAL STOCK; CONVERSION OF SECURITIES.

               (a) At the Effective Time, by virtue of the Merger and without any action on the part of Merger Sub or Target or the holders of any of Target's securities:

                    (i)    Each share of Series A Preferred (as defined in
Section 3.2) of Target issued and outstanding immediately prior to the Effective Time, other than any shares to be canceled pursuant to Section 2.3(b) and any Dissenting Shares (as defined in Section 2.6), shall be converted into the right to receive $3.75 in cash.

                    (ii)   Each share of Series B Preferred (as defined in
Section 3.2) of Target issued and outstanding immediately prior to the Effective Time, other than any shares to be canceled pursuant to Section 2.3(b) and any Dissenting Shares, shall be converted into the right to receive $5.00 in cash.

                    (iii)  Each share of Target Common Stock (as defined in
Section 3.2) of Target issued and outstanding immediately prior to the Effective Time, other than any shares to be canceled pursuant to Section 2.3(b) and any Dissenting Shares, shall be converted into the right to receive an amount of cash equal to the "PER SHARE CASH AMOUNT" determined pursuant to EXHIBIT A hereof and such number of shares of Acquiror Common Stock as shall be determined in accordance with the "COMMON EXCHANGE RATIO" determined pursuant to EXHIBIT A hereof. A portion of the aggregate number of such shares of Acquiror Common Stock shall be subject to the escrow and indemnification provisions of Article IX hereof.

               (b) CANCELLATION OF TARGET CAPITAL STOCK OWNED BY ACQUIROR OR TARGET. At the Effective Time, all shares of Target Capital Stock that are owned by Target as treasury stock, and each share of Target Capital Stock owned by Acquiror or any direct or indirect wholly owned subsidiary of Acquiror or of Target immediately prior to the Effective Time shall be canceled and extinguished without any conversion thereof.

               (c) TARGET STOCK OPTION PLAN AND OPTIONS. At the Effective Time, Target's 1996 Stock Option Plan, as amended (the "TARGET STOCK OPTION PLAN"), and all options to purchase Target Common Stock then outstanding under the Target Stock Option Plan shall be assumed by Acquiror in accordance with Section 6.10.

               (d) CAPITAL STOCK OF MERGER SUB. At the Effective Time, each share of common stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation. Each stock certificate of Merger Sub evidencing ownership of any such shares shall continue to evidence ownership of such shares of common stock of the Surviving Corporation.

          2.4  EXCHANGE OF CERTIFICATES.

               (a) EXCHANGE AGENT. Promptly after the Effective Time, Acquiror shall deposit, or shall cause to be deposited, with a bank or trust company designated by Acquiror (the "EXCHANGE AGENT"), for the benefit of the holders of shares of Target Capital Stock for exchange in accordance with this Article II, through the Exchange Agent, (i) certificates evidencing such number of shares of Acquiror Common Stock issuable pursuant to Section 2.3 in exchange for shares of Target Capital Stock outstanding immediately prior to the Effective Time less the number of shares of Acquiror Common Stock to be deposited in an escrow fund (the "ESCROW FUND") pursuant to the requirements of Article IX; and (ii) cash in the amount payable pursuant to Section 2.3 in exchange for shares of Target Capital Stock outstanding immediately prior to the Effective Time and cash in the amount sufficient to permit payment of cash in lieu of fractional shares pursuant to Section 2.4(h) (such certificates for shares of Acquiror Common Stock together with any dividends or distributions with respect thereto and such cash, being hereinafter referred to as the "EXCHANGE FUND").

               (b) EXCHANGE PROCEDURES. Promptly after the Effective Time, Acquiror will instruct the Exchange Agent to mail to each holder of record of a certificate or certificates which immediately prior to the Effective Time evidenced outstanding shares of Target Capital Stock (other than Dissenting Shares) (the "CERTIFICATES"), (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent and shall be in such form and have such other provisions as Acquiror may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for certificates evidencing shares of Acquiror Common Stock and/or cash. Upon surrender of a Certificate for cancellation to the Exchange Agent together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other customary documents as may be required pursuant to such instructions, the holder of such Certificate shall be entitled to receive in exchange therefor (A) a certificate or certificates evidencing that number of whole shares of Acquiror Capital Stock which such holder has the right to receive in respect of the shares of Target Capital Stock (less the number of shares of Acquiror Common Stock to be deposited in the Escrow Fund on such holders behalf pursuant to this subsection (b) and
Article IX hereof) formerly evidenced by such Certificate in accordance with
Section 2.3, (B) cash to which such holder is entitled to receive in accordance with Section 2.3, (C) cash in lieu of fractional shares of Acquiror Common Stock to which such holder is entitled pursuant to Section 2.4(h), and (D) any dividends or other distributions to which such holder is entitled pursuant to Section 2.4(c), (the shares of Acquiror Common Stock, dividends, distributions and cash described in clauses (A), (B), (C) and (D) being collectively, the "MERGER CONSIDERATION") and the Certificate so surrendered shall forthwith be canceled. Until so surrendered, each outstanding Certificate that prior to the Effective Time represented shares of Target Capital Stock will be deemed from and after the Effective Time, for all corporate purposes, other than the payment of dividends, to evidence the ownership of the number of full shares of Acquiror Common Stock into which such shares of Target Capital Stock shall have been so converted and the right to receive an amount of cash in accordance with Section 2.3 and an amount in cash in lieu of the issuance of any fractional shares in accordance with Section 2.4(h). As soon as practicable after the Effective Time, and subject to and in accordance with the provisions of Article IX hereof, Acquiror shall cause to be distributed to the Escrow Agent (as defined in Article IX hereof) a certificate or certificates representing the number of shares of Acquiror Common Stock issued in the Merger specified in Section 9.1 which shall be registered in the name of the Escrow Agent as nominee for the holders of Certificates representing shares of Common Stock of Target canceled pursuant to this
Section 2.4(b). Such shares shall be beneficially owned by such holders and shall be held in escrow and shall be available to compensate Acquiror for certain damages in the manner provided and subject to the limitations contained in Article IX. To the extent not used for such purposes, such shares shall be released to the holders of Certificates representing shares of Common Stock of Target canceled pursuant to this Section 2.4(b), all as provided in Article IX hereof.

               (c) DISTRIBUTIONS WITH RESPECT TO UNEXCHANGED SHARES OF ACQUIROR COMMON STOCK. No dividends or other distributions declared or made with respect to Acquiror Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the shares of Acquiror Common Stock represented thereby, and no other part of the Merger Consideration shall be paid to any such holder, until the holder of such Certificate shall surrender such Certificate. Subject to applicable law, following surrender of any such Certificate, there shall be paid to the holder of the certificates evidencing whole shares of Acquiror Common Stock issued in exchange therefor, without interest, (i) promptly, the amount of cash payable pursuant to Section 2.3, (ii) promptly, the amount of any cash payable with respect to a fractional share of Acquiror Common Stock to which such holder is entitled pursuant to Section 2.2(h) and the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of Acquiror Common Stock, and (iii) at the appropriate payment date, the amount of dividends or other distributions, with a record date after the Effective Time but prior to surrender and a payment date occurring after surrender, payable with respect to such whole shares of Acquiror Common Stock. No interest shall be paid on the Merger Consideration.

               (d) TRANSFERS OF OWNERSHIP. If any certificate for shares of Acquiror Common Stock is to be issued in a name other than that in which the Certificate surrendered in exchange therefor is registered, it will be a condition of the issuance thereof that the Certificate so surrendered will be properly endorsed and otherwise in proper form for transfer and that the person requesting such exchange will have paid to Acquiror or any agent designated by it any transfer or other taxes required by reason of the issuance of a certificate for shares of Acquiror Common Stock in any name other than that of the registered holder of the Certificate surrendered, or established to the reasonable satisfaction of Acquiror or any agent designated by it that such tax has been paid or is not payable. Until surrendered as contemplated by this Section 2.4, each Certificate shall be deemed at any time after the Effective Time to evidence only the right to receive upon such surrender the Merger Consideration.

               (e) NO LIABILITY. None of the Exchange Agent, Acquiror, Merger Sub or the Surviving Corporation shall be liable to any holder of shares of Target Capital Stock for any such shares of Acquiror Common Stock (or dividends or distributions with respect thereto) or cash delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

               (f) DISSENTING SHARES. The provisions of this Section 2.4 shall also apply to Dissenting Shares (defined in Section 2.6 below) that lose their status as such, except that the obligations of Acquiror under this
Section 2.4 shall commence on the date of loss of such status and the holder of such shares shall be entitled to receive in exchange for such shares the number of shares of Acquiror Common Stock to which such holder is entitled pursuant to Section 2.3 hereof and the amount of cash, if any, to which such holder is entitled pursuant to Sections 2.3 and 2.4(h) hereof.

               (g) NO FURTHER RIGHTS IN TARGET CAPITAL STOCK. All shares of Acquiror Common Stock issued and cash paid, if any, including cash paid in lieu of fractional shares upon conversion of the shares of Target Capital Stock in accordance with the terms hereof shall be deemed to have been issued or paid in full satisfaction of all rights pertaining to such shares of Target Capital Stock.

               (h) NO FRACTIONAL SHARES. No certificates or scrip evidencing a fraction of a share of Acquiror Common Stock shall be issued upon the surrender for exchange of Certificates, and such fractional share interests will not entitle the owner thereof to vote or to any rights of a stockholder of Acquiror. In lieu of any such fractional shares, each holder of Target Common Stock upon surrender of a Certificate for exchange pursuant to this Section 2.4 shall be paid an amount in cash (without interest), rounded to the nearest cent, equal to the product of (i) such fraction, multiplied by (ii) the Acquiror Stock Price.

               (i) LOST, STOLEN OR DESTROYED CERTIFICATES. In the event any Certificates shall have been lost, stolen or destroyed, the Exchange Agent shall issue and pay, as appropriate, in exchange for such lost, stolen or destroyed Certificates, upon the making of an affidavit of that fact by the holder thereof, such shares of Acquiror Common Stock, cash, and cash in lieu of fractional shares as may be required pursuant to Sections 2.3 and 2.4(h); provided, however, that Acquiror may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed Certificates to deliver a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against Acquiror, the Surviving Corporation or the Exchange Agent with respect to the Certificates alleged to have been lost, stolen or destroyed.

               (j) TERMINATION OF EXCHANGE FUND. Any portion of the Exchange Fund which remains undistributed to the holders of Target Common Stock for twelve months after the Effective Time shall be delivered to Acquiror, upon demand, and any holders of Target Capital Stock who have not theretofore complied with this Article II shall thereafter look only to Acquiror for the Merger Consideration to which they are entitled.

               (k) WITHHOLDING RIGHTS. Acquiror shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of shares of Target Capital Stock such amounts as Acquiror is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local or foreign tax law. To the extent that amounts are so withheld by Acquiror, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Target Capital Stock in respect of which such deduction and withholding was made by Acquiror.

          2.5 STOCK TRANSFER BOOKS. At the Effective Time, the stock transfer books of the Target shall be closed and there shall be no further registration of transfers of shares of Target Capital Stock thereafter on the records of the Target. On or after the Effective Time, any Certificates presented to the Exchange Agent or Acquiror for any reason shall be converted into the Merger Consideration and canceled as provided by this Article II.

          2.6 DISSENTERS' RIGHTS. Notwithstanding any other provisions of this Agreement to the contrary, shares of Target Capital Stock that are outstanding immediately prior to the Effective Time and which are held by stockholders who shall have not voted in favor of the Merger or consented thereto in writing and who shall have demanded properly in writing appraisal for such shares in accordance with Section 262 of Delaware Law (collectively, the "DISSENTING SHARES") shall not be converted into or represent the right to receive the Merger Consideration. Such stockholders shall be entitled to receive payment of the appraised value of such shares of Target Capital Stock held by them in accordance with the provisions of such Section 262, except that all Dissenting Shares held by stockholders who shall have failed to perfect or who effectively shall have withdrawn or lost their rights to appraisal of such shares of Target Common Stock under such Section 262 shall thereupon be deemed to have been converted into and to have become exchangeable, as of the Effective Time, for the right to receive, without any interest thereon, the Merger Consideration, upon surrender, in the manner provided in Section 2.4, of the certificate or certificates that formerly evidenced such shares of Target Common Stock.

          2.7 EXEMPTION FROM REGISTRATION. The shares of Acquiror Common Stock to be issued in connection with the Merger will be issued in a transaction exempt from registration under the Securities Act of 1933, as amended (the "SECURITIES ACT"), by reason of Section 4(2) thereof. The Acquiror Common Stock issued in connection with the Merger will be "restricted securities" under the Securities Act and Rule 144 promulgated thereunder and may only be sold or otherwise transferred pursuant to an effective registration statement under the Securities Act or an exemption from the registration requirements of the Securities Act.

                                ARTICLE III

                   REPRESENTATIONS AND WARRANTIES OF TARGET

          In this Agreement, any reference to any event, change, condition or effect being "MATERIAL" with respect to any entity or group of entities means any material event, change, condition or effect related to the condition (financial or otherwise), properties, assets (including intangible assets), liabilities, business, operations or results of operations of such entity or group of entities. In this Agreement, any reference to a "MATERIAL ADVERSE EFFECT" with respect to any entity or group of entities means any event, change or effect that is materially adverse to the condition (financial or otherwise), properties, assets, liabilities, business, operations or results of operations of such entity and its subsidiaries, taken as a whole, but shall not include any of the following, either alone or in combination: any effect or change occurring as a result of
(A) general economic conditions or (B) other developments which are not unique to Target but also affect other persons who participate or are engaged in the lines of business in which Target participate or are engaged.

          In this Agreement, any reference to a party's "KNOWLEDGE" means actual knowledge of such party's officers and directors provided that such persons shall have made due and diligent inquiry of those current employees of such party whom such officers and directors reasonably believe would have actual knowledge of the matters represented.

          Except as disclosed in a document of even date herewith and delivered by Target to Acquiror prior to the execution and delivery of this Agreement (the "TARGET DISCLOSURE SCHEDULE"), Target represents and warrants to each of Acquiror and Merger Sub as follows:

          3.1 ORGANIZATION, STANDING AND POWER. Target is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of organization. Target has the corporate power to own its properties and to carry on its business as now being conducted and as proposed to be conducted and is duly qualified to do business and is in good standing in each jurisdiction in which the failure to be so qualified and in good standing would have a Material Adverse Effect on Target. Set forth on
SCHEDULE 3.1 to the Target Disclosure Schedule is a list of each jurisdiction in which Target is qualified to do business. Target has delivered a true and correct copy of the Certificate of Incorporation and Bylaws of Target, each as amended to date, to Acquiror. Target is not in violation of any of the provisions of its Certificate of Incorporation or Bylaws. Except as set forth in SCHEDULE 3.1 of the Target Disclosure Schedule, Target does not directly or indirectly own any equity or similar interest in, or any interest convertible or exchangeable or exercisable for, any equity or similar interest in, any corporation, partnership, joint venture or other business association or entity.

          3.2 CAPITAL STRUCTURE. The authorized capital stock of Target consists of 5,833,333 shares of Common Stock, par value $0.0001 per share ("TARGET COMMON STOCK"), and 1,166,667 shares of Preferred Stock, par value $0.0001 per share (the "PREFERRED STOCK") divided into two series, a series designated as "Series A Preferred Stock" (the "SERIES A PREFERRED") consisting of 666,667 shares and a series designated as "Series B Preferred Stock" (the "SERIES B PREFERRED") consisting of 500,000 shares. There were issued and outstanding as of the date hereof, 1,069,000 shares of Common Stock, 666,667 shares of Series A Preferred Stock, and 500,000 shares of Series B Preferred Stock. There are no other outstanding shares of capital stock or voting securities and no outstanding commitments to issue any shares of capital stock or voting securities after the date hereof, other than pursuant to the exercise of options outstanding as of such date under the Target Stock Option Plan. Attached to or as set forth in SCHEDULE 3.2 to the Target Disclosure Schedule is a true and correct list of Target's stockholders and any persons with any right to acquire Target securities, which list will be promptly updated from time to time prior to Closing to reflect any changes (which changes are subject in any event to the restrictions imposed under Section 5.2 below). All outstanding shares of Target Capital

Stock are duly authorized, validly issued, fully paid and non-assessable and are free of any liens or encumbrances other than any liens or encumbrances created by or imposed upon the holders thereof, and are not subject to preemptive rights or rights of first refusal created by statute, the Certificate of Incorporation or Bylaws of Target or any agreement to which Target is a party or by which it is bound. The Series A Preferred and the Series B Preferred are convertible into Target Common Stock on a one-to-one basis. As of the date hereof, Target has reserved (i) 666,667 shares of Common Stock for issuance upon conversion of the Series A Preferred; (ii) 500,000 shares of Common Stock for issuance upon conversion of the Series B Preferred; and (iii) 380,000 shares of Common Stock for issuance to directors, employees and consultants pursuant to the Target Stock Option Plan (subject in any event to restrictions contained in Section 5.2 below), of which no shares have been issued pursuant to option exercises or direct stock purchases and 251,550 shares are subject to outstanding, unexercised options, and no shares are subject to outstanding stock purchase rights. SCHEDULE
6.10 referenced in Section 6.10 below is a true and correct list of Target's optionees and the other information required to be set forth thereon with respect to such optionees and the Target Stock Options. Target has not issued, granted or promised to issue or grant additional options. Except as set forth on SCHEDULE 3.2 to the Target Disclosure Schedule and except for
(i) conversion and redemption rights of the Preferred Stock as set forth in Certificate of Incorporation of Target; (ii) the rights created pursuant to this Agreement and (iii) Target's right to repurchase any unvested shares under the Target Stock Option Plan, there are no other options, warrants, calls, rights, commitments or agreements of any character to which Target is a party or by which it is bound obligating Target to issue, deliver, sell, repurchase or redeem, or cause to be issued, delivered, sold, repurchased or redeemed, any shares of capital stock of Target or obligating Target to grant, extend, accelerate the vesting of, change the price of, or otherwise amend or enter into any such option, warrant, call, right, commitment or agreement. Except for the agreements contemplated by this Agreement, there are no contracts, commitments or agreements relating to voting, purchase or sale of Target's capital stock (i) between or among Target and any of its securityholders and (ii) to the Target's knowledge, between or among any of Target's securityholders. The terms of the Target Stock Option Plan and the applicable stock option agreements permit the assumption or substitution of options to purchase Acquiror Common Stock as provided in, and subject to the consents described in, Section 6.10 of this Agreement and the consummation of the Merger and the transactions contemplated by this Agreement will not accelerate the vesting or exercisability of any outstanding options. True and complete copies of all agreements and instruments relating to or issued under the Target Stock Option Plan have been provided to Acquiror and such agreements and instruments have not been amended, modified or supplemented, and there are no agreements to amend, modify or supplement such agreements or instruments in any case from the form provided to Acquiror except as contemplated hereby. All outstanding shares of Common Stock, Series A Preferred and Series B Preferred were issued in compliance with all applicable federal and state securities laws.

          3.3 AUTHORITY. Target has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Target, subject only to the approval of the Merger by Target's stockholders as contemplated by Section 7.1(a). This

Agreement has been duly executed and delivered by Target and constitutes the valid and binding obligation of Target enforceable against Target in accordance with its terms. The execution and delivery of this Agreement by Target does not, and the consummation of the transactions contemplated hereby will not, conflict with, or result in any violation of, or default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any benefit under (i) any provision of the Certificate of Incorporation or Bylaws of Target, as amended, or (ii) other than as set forth in SCHEDULE 3.3 to the Target Disclosure Schedule, any mortgage, indenture, lease, contract or other agreement or instrument, permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Target or any of its properties or assets, except for such conflicts, violations, defaults, terminations, cancellations, accelerations or losses which would not (individually or in the aggregate) have a Material Adverse Effect on Target. No consent, approval, order or authorization of, or registration, declaration or filing with, any court, administrative agency or commission or other governmental authority or instrumentality (each, a "GOVERNMENTAL ENTITY") is required by Target in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, except for (i) the filing of the Amended and Restated Certificate of Incorporation as provided in Section 6.19; (ii) the filing of the Certificate of Merger as provided in Section 1.2; (ii) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable state securities laws and the securities laws of any foreign country; and (iii) such other consents, authorizations, filings, approvals and registrations which, if not obtained or made, would not have a Material Adverse Effect on Target and would not prevent, or materially alter or delay any of the transactions contemplated by this Agreement.

          3.4 FINANCIAL STATEMENTS. Target has delivered to Acquiror its audited financial statements (balance sheet, statement of operations and statement of cash flows) on a consolidated basis for the fiscal years ended March 31, 1997 and March 31, 1996, and its unaudited financial statements (balance sheet, statement of operations and statement of cash flows) as at, and for the eleven-month period ended February 28, 1998 (collectively, the "FINANCIAL STATEMENTS"). Except as set forth on SCHEDULE 3.4 to the Target Disclosure Schedule, the Financial Statements have been prepared from the books and records of accounts of the Company and in accordance with generally accepted accounting principles (except that the unaudited financial statements do not have notes thereto) applied on a consistent basis throughout the periods indicated and with each other. Except as set forth on
SCHEDULE 3.4 to the Target Disclosure Schedule, the Financial Statements fairly present in all material respects the financial condition and operating results of Target as of the dates, and for the periods, indicated therein, subject in the case of the unaudited financial statements to normal year-end audit adjustments which are not material individually or in the aggregate. Target maintains and will continue to maintain an adequate system of internal controls established and administered in accordance with generally accepted accounting principles.

          3.5 ABSENCE OF CERTAIN CHANGES. Since February 28, 1998, (the "TARGET BALANCE SHEET DATE"), Target has conducted its business in the ordinary course consistent with past practice and there has not occurred:
(i) any change, event or condition (whether or not covered by insurance) that has resulted in, or would reasonably be expected to result in, a

Material Adverse Effect to Target; (ii) any acquisition, sale or transfer of any material asset of Target; (iii) any change in accounting methods or practices (including any change in depreciation or amortization policies or rates) by Target or any revaluation by Target of any of its assets; (iv) any declaration, setting aside, or payment of a dividend or other distribution with respect to the shares of Target, or any direct or indirect redemption, purchase or other acquisition by Target of any of its shares of capital stock; (v) any increase in or modification of the compensation or benefits payable or to become payable by Target to any of its directors or employees other than in the ordinary course of business in accordance with past practice; or (vi) any agreement by Target to do any of the things described in the preceding clauses (i) through (v) (other than negotiations with Acquiror and its representatives regarding the transactions contemplated by this Agreement).

          3.6  ABSENCE OF UNDISCLOSED LIABILITIES.  Except as set forth in
SCHEDULE 3.6 to the Target Disclosure Schedule, Target has no material obligations or liabilities of any nature (matured or unmatured, fixed or contingent) other than (i) those set forth or adequately provided for in the Balance Sheet included in the Financial Statements as of February 28, 1998 (the "TARGET BALANCE SHEET"); (ii) those incurred in the ordinary course of business and not required to be set forth in the Target Balance Sheet under generally accepted accounting principles; (iii) those incurred in the ordinary course of business since the Target Balance Sheet Date and consistent with past practice; and (iv) those incurred in connection with the execution of this Agreement.

          3.7 LITIGATION. SCHEDULE 3.7 to the Target Disclosure Schedule sets forth each private or governmental action, suit, proceeding, claim, arbitration or investigation pending before any agency, court or tribunal, foreign or domestic, or, to the knowledge of Target, threatened against Target or any of its properties or any of its officers or directors (in their capacities as such). There is no judgment, decree or order against Target, or, to the knowledge of Target, any of its directors or officers (in their capacities as such), that would prevent, enjoin, or materially alter or delay any of the transactions contemplated by this Agreement, or that would reasonably be expected to have a Material Adverse Effect on Target. The Target Disclosure Schedule also lists all litigation that Target has filed against other parties which remains pending.

          3.8  RESTRICTIONS ON BUSINESS ACTIVITIES.  Except as set forth in
SCHEDULE 3.8 to the Target Disclosure Schedule, there is no agreement, judgment, injunction, order or decree binding upon Target which has or would reasonably be expected to have the effect of prohibiting or impairing any current or future business practice of Target, any acquisition of property by Target or the conduct of business by Target as currently conducted or as proposed to be conducted by Target.

          3.9 GOVERNMENTAL AUTHORIZATION. Target has obtained each federal, state, county, local or foreign governmental consent, license, permit, grant, or other authorization of a Governmental Entity (i) pursuant to which Target currently operates or holds any interest in any of its properties or (ii) that is required for the operation of Target's business or the holding of any such interest (the items referenced in clauses (i) and (ii) herein collectively called "TARGET

AUTHORIZATIONS"), and all of such Target Authorizations are in full force and effect, except where the failure to obtain or have any such Target Authorizations would not reasonably be expected to have a Material Adverse Effect on Target.

          3.10 TITLE TO PROPERTY. Except as described in SCHEDULE 3.10 to the Target Disclosure Schedule, Target has good and marketable title to, or, with respect to leased properties and assets, valid leasehold interests in, all of its owned properties, interests in properties and assets, real and personal, reflected in the Target Balance Sheet or acquired after the Target Balance Sheet Date (except properties, interests in properties and assets sold or otherwise disposed of since the Target Balance Sheet Date in the ordinary course of business), free and clear of all mortgages, liens, pledges, charges or encumbrances of any kind or character, except (i) as reflected in the Financial Statements, (ii) the lien of current taxes not yet due and payable, and
(iii) such imperfections of title, liens and easements as do not and will not materially detract from or interfere with the use of the properties subject thereto or affected thereby, or otherwise materially impair business operations involving such properties. All material (individually or in the aggregate) plants, property and equipment of Target that are used in the operations of its business are in good operating condition and repair, subject to normal wear and tear. All properties used in the operations of Target are reflected in the Target Balance Sheet to the extent generally accepted accounting principles require the same to be reflected. SCHEDULE 3.10 to the Target Disclosure Schedule also identifies each parcel of real property owned or leased by Target.

          3.11 INTELLECTUAL PROPERTY.

               (a) To its knowledge (as to patents only), Target owns, or is licensed or otherwise possesses legally enforceable rights to use all patents, and Target owns or is licensed or otherwise possesses legally enforceable rights to use all trademarks, trade names, service marks, copyrights, and any applications therefor, maskworks, schematics, technology, know-how, trade secrets, inventory, ideas, algorithms, processes, computer software programs or applications (in source code and/or object code form), and tangible or intangible proprietary information or material (collectively, "INTELLECTUAL PROPERTY") that are used or currently proposed to be used in the business of Target as currently conducted or as currently proposed to be conducted by Target. Target has not (i) licensed any of its Intellectual Property in source code form to any party or (ii) entered into any exclusive agreements relating to its Intellectual Property with any party.

               (b) SCHEDULE 3.11 to the Target Disclosure Schedule lists: (i) all patents and current patent applications and all registered and unregistered trademarks, trade names and service marks, registered copyrights, and registered maskworks made by Target which are included in the Intellectual Property, including the jurisdictions in which each such Intellectual Property right has been issued or registered or in which any application for such issuance and registration has been filed; (ii) all licenses, sublicenses and other agreements, other than off-the-shelf licenses with customers in the ordinary course of business, as to which Target is a party and pursuant to which any other person is authorized to use any Intellectual Property; and (iii) all licenses, sublicenses and other agreements other than off-the-shelf licenses as to which Target is a party and pursuant to which Target is authorized to use any third party patents, trademarks or copyrights, including software
(collectively, "THIRD PARTY INTELLECTUAL PROPERTY RIGHTS") which are incorporated in, are, or form a part of any Target product.

               (c) To Target's knowledge, there is no unauthorized use, disclosure, infringement or misappropriation of any Intellectual Property rights of Target, or any Intellectual Property right of any third party to the extent licensed by or through Target, by any third party, including any employee or former employee of Target. Target has not entered into any agreement to indemnify any other person against any charge of infringement of any Intellectual Property, other than indemnification provisions contained in purchase orders or customer license agreements arising in the ordinary course of business.

               (d) Target is not, nor will it be as a result of the execution and delivery of this Agreement or the performance of its obligations under this Agreement, in breach of any license, sublicense or other agreement relating to the Intellectual Property or Third Party Intellectual Property Rights.

               (e) All patents, registered trademarks, service marks and copyrights held by Target are valid and subsisting. Target (i) has not been sued in any suit, action or proceeding which involves a claim of infringement of any patents, trademarks, service marks, copyrights or violation of any trade secret or other proprietary right of any third party; (ii) has no knowledge that the manufacturing, marketing, licensing or sale of its products infringes any patent, trademark, service mark, copyright, trade secret or other proprietary right of any third party; and (iii) has not brought any action, suit or proceeding for infringement of Intellectual Property or breach of any license or agreement involving Intellectual Property against any third party.

               (f) Except as set forth on Schedule 3.11(f) to the Target Disclosure Schedule, Target has secured valid written assignments from all consultants and employees who contributed to the creation or development of Intellectual Property in the course of performing services for Target of the rights to such contributions that Target does not already own by operation of law.

               (g) Target has taken all reasonable and appropriate steps to protect and preserve the confidentiality of all material Intellectual Property, whether individually or in the aggregate, not otherwise protected by patents, patent applications or copyright (collectively, "CONFIDENTIAL INFORMATION").
All use, disclosure or appropriation of Confidential Information owned by Target by or to a third party has been pursuant to the terms of a written agreement between Target and such third party. All use, disclosure or appropriation of Confidential Information by Target not owned by Target has been pursuant to the terms of a written agreement between Target and the owner of such Confidential Information, or is otherwise lawful.

          3.12 ENVIRONMENTAL MATTERS.

               (a)  The following terms shall be defined as follows:

                    (i) "ENVIRONMENTAL LAWS" shall mean any federal, state or local laws, ordinances, codes, regulations, rules and orders that are intended to assure the protection of the environment, or that regulate, call for the remediation of, or require reporting with respect to, air, water, groundwater, solid waste, hazardous or toxic substances, materials, wastes, pollutants or contaminants, or which are intended to protect the health of employees, workers or other persons, including the public.

                    (ii) "HAZARDOUS MATERIALS" shall mean any toxic or hazardous substance, material or waste or any pollutant or contaminant, or infectious or radioactive substance or material, including without limitation, those substances, materials and wastes defined in or regulated under any Environmental Laws.

                    (iii) "PROPERTY" shall mean all real property leased or owned by Target either currently or in the past.

                    (iv) "FACILITIES" shall mean all buildings and improvements on the Property of Target.

               (b) Target represents and warrants as follows: (i) it has not used at or released from the Facilities any methylene chloride or asbestos, and, to its knowledge, no methylene chloride or asbestos is used at or has been released from the Facilities by any third party; (ii) Target has disposed of all Hazardous Materials and wastes generated or used by Target in accordance with all Environmental Laws; (iii) Target has not received notice (verbal or written) of any noncompliance of the Facilities or Target's past or present operations with Environmental Laws; (iv) no notices, administrative actions or suits are pending or, to Target's knowledge, threatened relating to a violation of any Environmental Laws by Target; (v) during Target's occupation of the Facilities, the Property has not had a release of Hazardous Materials which requires or will reasonably be expected to require any investigation or remediation by Target under applicable Environmental Laws; (vi) to Target's knowledge, there have not been in the past any Hazardous Materials on, under or migrating to or from the Facilities or Property, and there are not now any Hazardous Materials on, under or migrating to or from the Property; (vii) there are not now any Hazardous Materials on or migrating from the Facilities; (viii) to Target's knowledge, there have not been in the past, and there are not now, any underground tanks or underground improvements at, on or under the Property including without limitation, treatment or storage tanks, pumps, or water, gas or oil wells; (ix) to its knowledge, there are no polychlorinated biphenyls ("PCBS") deposited, stored, disposed of or located on the Property or Facilities or any equipment on the Property containing PCBs at levels in excess of 50 parts per million; (x) to its knowledge, there is no formaldehyde on the Property or in the Facilities, nor any insulating material containing urea formaldehyde in the Facilities; (xi) the Facilities and Target's use of the Facilities and activities therein, and to its knowledge all third parties' use and possession of the Facilities and activities therein, have at all times materially complied with all

Environmental Laws; and (xii) Target has all the permits and licenses required to be issued under applicable Environmental Laws for the operation of its business as currently conducted and is in full compliance with the terms and conditions of those permits.

          3.13 TAXES. Target has timely filed all Tax Returns required to be filed by it and has paid all Taxes shown thereon to be due. Target has provided adequate accruals in accordance with generally accepted accounting principles in its financial statements for any Taxes that have not been paid, whether or not shown as being due on any Tax Returns. There is (i) no material claim for Taxes that is a lien against the property of Target or is being asserted against Target other than liens for Taxes not yet due and payable; (ii) no audit of any Tax Return of Target being conducted by a Tax authority; (iii) no extension of the statute of limitations on the assessment of any Taxes granted by Target and currently in effect; and (iv) no agreement, contract or arrangement to which Target is a party that would result in the payment of any amount that would not be deductible by reason of Sections 280G (other than agreements or arrangements for which stockholder approval meeting the requirements of Section 280G(b)(5)(B) will be obtained prior to the Closing) or 404 of the Code. Target has not been and will not be required to include any material adjustment in Taxable income for any Tax period (or portion thereof) pursuant to Section 481 or 263A of the Code or any comparable provision under state or foreign Tax laws as a result of transactions, events or accounting methods employed prior to the Merger. Target is not a party to any Tax sharing or Tax allocation agreement nor does Target owe any amount under any such agreement. For purposes of this Agreement, the following terms have the following meanings: "TAX" (and, with correlative meaning, "TAXES" and "TAXABLE") means: (i) any net income, alternative or add-on minimum tax, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, environmental or windfall profit tax, custom, duty or other tax governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or any penalty, addition to tax or additional amount imposed by any Governmental Entity (a "TAX AUTHORITY") responsible for the imposition of any such tax (domestic or foreign); (ii) any liability for the payment of any amounts of the type described in clause (i) of this sentence as a result of being a member of an affiliated, consolidated, combined or unitary group for any Taxable period; and
(iii) any liability for the payment of any amounts of the type described in clauses (i) or (ii) of this sentence as a result of any express or implied obligation to indemnify any other person. As used herein, "TAX RETURN" shall mean any return, statement, report or form (including, without limitation) estimated Tax Returns and reports, withholding Tax Returns and reports and information reports and Returns required to be filed with respect to Taxes. Target is in full compliance with all terms and conditions of any Tax exemptions or other Tax-sparing agreement or order of a foreign government and the consummation of the Merger shall not have any adverse effect on the continued validity and effectiveness of any such Tax exemptions or other Tax-sparing agreement or order.

          3.14 EMPLOYEE BENEFIT PLANS.

               (a) SCHEDULE 3.14 to the Target Disclosure Schedule lists, with respect to Target, within the meaning of Section 414(b), (c), (m) or (o) of the
Code: (i) all material
employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"); (ii) each loan to a non-officer employee in excess of $10,000, loans to officers and directors and any stock option, stock purchase, phantom stock, stock appreciation right, supplemental retirement, severance, sabbatical, medical, dental, vision care, disability, employee relocation, cafeteria benefit (Code Section
125) or dependent care (Code Section 129), life insurance or accident insurance plans, programs or arrangements; (iii) all bonus, pension, profit sharing, savings, deferred compensation or incentive plans, programs or arrangements; (iv) other fringe or employee benefit plans, programs or arrangements that apply to senior management of Target and that do not generally apply to all employees; and (v) any current or former employment or executive compensation or severance agreements, written or otherwise, as to which unsatisfied obligations of Target of greater than $10,000 remain for the benefit of, or relating to, any present or former employee, consultant or director of Target (together, the "TARGET EMPLOYEE PLANS").

               (b) Target has furnished to Acquiror a copy of each of the Target Employee Plans and related plan documents (including trust documents, insurance policies or contracts, employee booklets, summary plan descriptions and other authorizing documents, and any material employee communications relating thereto) and has, with respect to each Target Employee Plan which is subject to ERISA reporting requirements, provided copies of the Form 5500 reports filed since such plan's inception. Any Target Employee Plan intended to be qualified under Section 401(a) of the Code has either obtained from the Internal Revenue Service a favorable determination letter as to its qualified status under the Code, including all amendments to the Code effected by the Tax Reform Act of 1986 and subsequent legislation, or has applied to the Internal Revenue Service for such a determination letter prior to the expiration of the requisite period under applicable Treasury Regulations or Internal Revenue Service pronouncements in which to apply for such determination letter and to make any amendments necessary to obtain a favorable determination. Target has also furnished Acquiror with the most recent Internal Revenue Service determination letter issued with respect to each such Target Employee Plan, and nothing has occurred since the issuance of each such letter which would reasonably be expected to cause the loss of the tax-qualified status of any Target Employee Plan subject to Code Section 401(a). Target has also furnished Acquiror with all registration statements and prospectuses prepared in connection with each Target Employee Plan.

               (c) (i) None of the Target Employee Plans promises or provides retiree medical or other retiree welfare benefits to any person; (ii) there has been no "prohibited transaction," as such term is defined in Section 406 of ERISA and Section 4975 of the Code, with respect to any Target Employee Plan, which would reasonably be expected to have, in the aggregate, a Material Adverse Effect; (iii) each Target Employee Plan has been administered in accordance with its terms and in compliance with the requirements prescribed by any and all applicable statutes, rules and regulations (including ERISA and the Code), except as would not have, in the aggregate, a Material Adverse Effect, and Target has performed all obligations required to be performed by them under, are not in any material respect in default under or violation of, and have no knowledge of any material default or violation by any other party to, any of the Target Employee Plans; (iv) neither Target nor any subsidiary or ERISA Affiliate is subject to any liability or penalty under Sections 4976 through 4980 of the Code or Title I of

ERISA with respect to any of the Target Employee Plans; (v) all material contributions required to be made by Target to any Target Employee Plan have been made on or before their due dates and a reasonable amount has been accrued for contributions to each Target Employee Plan for the current plan years; (vi) with respect to each Target Employee Plan, no "reportable event" within the meaning of Section 4043 of ERISA (excluding any such event for which the thirty (30) day notice requirement has been waived under the regulations to Section 4043 of ERISA) nor any event described in Section 4062, 4063 or 4041 or ERISA has occurred; (vii) no Target Employee Plan is covered by, and neither Target nor any subsidiary or ERISA Affiliate has incurred or expects to incur any liability under Title IV of ERISA or Section 412 of the Code; and (viii) each Target Employee Plan can be amended, terminated or otherwise discontinued after the Effective Time in accordance with its terms, without liability to Acquiror (other than ordinary administrative expenses typically incurred in a termination event). With respect to each Target Employee Plan subject to ERISA as either an employee pension benefit plan within the meaning of Section 3(2) of ERISA or an employee welfare benefit plan within the meaning of Section 3(1) of ERISA, Target has prepared in good faith and timely filed all requisite governmental reports (which were true and correct as of the date filed) and has properly and timely filed and distributed or posted all notices and reports to employees required to be filed, distributed or posted with respect to each such Target Employee Plan. No suit, administrative proceeding, action or other litigation has been brought, or to the knowledge of Target is threatened, against or with respect to any Target Employee Plan, including any audit or inquiry by the IRS or United States Department of Labor. No payment or benefit which will or may be made by Target to any Employee will be characterized as an "excess parachute payment" within the meaning of
Section 280G(b)(1) of the Code.

               (d) With respect to each Target Employee Plan, Target has complied with (i) the applicable health care continuation and notice provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985 ("COBRA") and the regulations (including proposed regulations) thereunder, (ii) the applicable requirements of the Family and Medical and Leave Act of 1993 and the regulations thereunder, except to the extent that such failure to comply would not, in the aggregate, have a Material Adverse Effect, and (iii) the applicable requirements of the Health Insurance Portability and Accountability Act of 1996 and the regulations (including proposed regulations) thereunder, except to the extent that such failure to comply would not, in the aggregate, have a Material Adverse Effect.

               (e) The consummation of the transactions contemplated by this Agreement will not (i) entitle any current or former employee or other service provider of Target to severance benefits or any other payment, except as expressly provided in this Agreement, or (ii) accelerate the time of payment or vesting, or increase the amount of compensation due any such employee or service provider.

               (f) There has been no amendment to, written interpretation or announcement (whether or not written) by Target relating to, or change in participation or coverage under, any Target Employee Plan which would materially increase the expense of maintaining such Plan above the level of expense incurred with respect to that Plan for the most recent fiscal year included in Target's financial statements.

               (g) PENSION PLANS. Target does not currently maintain, sponsor, participate in or contribute to, nor has it ever maintained,established, sponsored, participated in, or contributed to, any pension plan (within the meaning of Section 3(2) of ERISA) which is subject to Part 3 of Subtitle B of Title I of ERISA, Title IV of ERISA or Section 4.12 of the Code.

               (h) MULTIEMPLOYER PLANS. Target is not a party to, or has made any contribution to or otherwise incurred any obligation under, any "multiemployer plan" as defined in Section 3(37) of ERISA.

          3.15 CERTAIN AGREEMENTS AFFECTED BY THE MERGER. Neither the execution and delivery of this Agreement nor the consummation of the transaction contemplated hereby will (i) result in any payment (including, without limitation, severance, unemployment compensation, golden parachute, bonus or otherwise) becoming due to any director or employee of Target (ii) materially increase any benefits otherwise payable by Target; or (iii) result in the acceleration of the time of payment or vesting of any such benefits.

          3.16 EMPLOYEE MATTERS. SCHEDULE 3.16 to the Target Disclosure Schedule lists: (i) (x) all current employees of Target, their respective date of hire and current rate of compensation and (y) each person who has either accepted, has an outstanding offer, or whom Target proposes to offer employment and such person's prospective or proposed date of hire, title and rate of compensation; (ii) each employment and consulting agreement or arrangement to which Target is a party and which is not terminable "at will" or upon such notice as results by law from the termination of employment of an employee without agreement as to notice or severance by Target; and (iii) the names of each employee of Target who is subject to a non-competition, non-solicitation or similar agreement, true and correct copies of which agreements have been provided to Acquiror. To its knowledge, Target is in compliance in all material respects with all currently applicable laws and regulations respecting employment, discrimination in employment, terms and conditions of employment, wages, hours and occupational safety and health and employment practices, and is not engaged in any unfair labor practice. Target has withheld all amounts required by law or by agreement to be withheld from the wages, salaries, and other payments to employees; and is not liable for any arrears of wages or any taxes or any penalty for failure to comply with any of the foregoing. Target is not liable for any payment to any trust or other fund or to any governmental or administrative authority, with respect to unemployment compensation benefits, social security or other benefits or obligations for employees (other than routine payments to be made in the normal course of business and consistent with past practice). There are no pending claims against Target under any workers compensation plan or policy or for long term disability. There are no disputes pending or, to the knowledge of Target, threatened, between Target and any of its employees, which controversies have or would reasonably be expected to result in an action, suit, proceeding, claim, arbitration or investigation before any agency, court or tribunal, foreign or domestic. Target is not a party to any collective bargaining agreement or other labor unions contract nor does Target know of any activities or proceedings of any labor union or organize any such employees. Except as set forth on SCHEDULE 3.16 to the Target Disclosure Schedule, to Target's knowledge, no employees of Target are in violation of any term of any employment contract, patent disclosure agreement, noncompetition agreement, or any restrictive covenant to a former employer relating to the right of any such employee to be employed by Target because of the nature of the business conduced or presently proposed to be conducted by Target or to the use of trade secrets or proprietary information of others. No employees of Target have given notice to Target, nor does Target otherwise have knowledge, that any such employee intends to terminate his or her employment with Target.

          3.17 INTERESTED PARTY TRANSACTIONS. Target is not indebted to any director, officer, employee or agent of Target (except for amounts due as normal salaries and bonuses and in payment of ordinary fees and expenses), and no such person is indebted to Target, except as set forth in SCHEDULE 3.14 to the Target Disclosure Schedule.

          3.18 INSURANCE. Target has policies of insurance and bonds of the type and in amounts customarily carried by persons conducting businesses or owning assets similar to those of Target. There is no material claim pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds. All premiums due and payable under all such policies and bonds have been paid and Target is otherwise in compliance with the terms of such policies and bonds. Target has no knowledge of any threatened termination of, or material premium increase with respect to, any of such policies.

          3.19 COMPLIANCE WITH LAWS. Target has complied with, are not in violation of, and have not received any notices of violation with respect to, any federal, state, local or foreign statute, law or regulation with respect to the conduct of its business, or the ownership or operation of its business, except for such violations or failures to comply as would not be reasonably expected to have a Material Adverse Effect on Target.

          3.20 MINUTE BOOKS. The minute books of Target made available to Acquiror contain a complete and accurate summary of all meetings of directors and stockholders or actions by written consent since the time of incorporation of Target through the date of this Agreement.

          3.21 COMPLETE COPIES OF MATERIALS. Target has delivered or made available true and complete copies of each document set forth on the Target Disclosure Schedule which has been requested by Acquiror or its counsel in connection with their legal and accounting review of Target.

          3.22 BROKERS' AND FINDERS' FEES. Target has not incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders' fees or agents' commissions or investment bankers' fees or any similar charges in connection with this Agreement or any transaction contemplated hereby.

          3.23 STOCKHOLDER AGREEMENT; IRREVOCABLE PROXIES. Holders of more than 63% of the outstanding shares of Target Capital Stock and more than 57% of outstanding shares of the Target Preferred Stock have agreed in writing to vote for approval of the Merger pursuant to voting agreements contained in the Stockholder Agreement attached hereto as EXHIBIT B (the "STOCKHOLDER AGREEMENTS"), and pursuant to the Irrevocable Proxies attached thereto as Exhibit A (the "IRREVOCABLE PROXIES").

          3.24 VOTE REQUIRED. After filing of the Certificate of Amendment with the Secretary of State of the State of Delaware, the affirmative vote of the holders of at least (i) a majority of the outstanding shares of Preferred Stock, voting together as a single class, and (ii) a majority of the outstanding shares of the Target Capital Stock, in each case outstanding on the record date set for the special meeting of Target stockholders called for the purpose of approving the Merger and related matters (the "TARGET STOCKHOLDERS' MEETING") (or any written consent in lieu thereof) is the only vote (or consent) of the holders of any of Target's Capital Stock necessary to approve this Agreement and the transactions contemplated hereby.

          3.25 BOARD APPROVAL.  The Board of Directors of Target has
(i) approved this Agreement and the Merger, (ii) has determined that the Merger is in the best interests of the stockholders of Target and is on terms that are fair to such stockholders and (iii) will recommend that the stockholders of Target approve this Agreement and the Merger.

          3.26 INVENTORY. Subject to any reserves set forth in the Financial Statements, the inventories shown on the Financial Statements or thereafter acquired by Target, consisted of items of a quantity and quality usable or salable in the ordinary course of business. Since March 31, 1997, Target has continued to replenish inventories in a normal and customary manner consistent with past practices. Target has not received written or oral notice that it will experience in the foreseeable future any difficulty in obtaining, in the desired quantity and quality and at a reasonable price and upon reasonable terms and conditions, the raw materials, supplies or component products required for the manufacture, assembly or production of its products. The values at which inventories are carried reflect the inventory valuation policy of Target, which is consistent with its past practice and in accordance with generally accepted accounting principles applied on a consistent basis. Since the Balance Sheet Date, due provision was made on the books of Target in the ordinary course of business consistent with past practices to provide for all slow-moving, obsolete, or unusable inventories to their estimated useful or scrap values and such inventory reserves are adequate to provide for such slow-moving, obsolete or unusable inventory and inventory shrinkage. As of March 31, 1998, Target had no stock rotation agreements for inventory to be returned to Target by its customers.

          3.27 ACCOUNTS RECEIVABLE. Subject to any reserves set forth in the Financial Statements, the accounts receivable shown on the Financial Statements represent and will represent bona fide claims against debtors for sales and other charges, and are not subject to discount except for normal cash and trade discounts in the ordinary course of business consistent with past practices. The amount carried for doubtful accounts and allowances disclosed in the Financial Statements is sufficient to provide for any losses which may be sustained on realization of the receivables.

          3.28 CUSTOMERS AND SUPPLIERS. No customer which individually accounted for more than 5% of Target's gross revenues during the 12-month period preceding the date hereof, and no supplier of Target, has canceled or otherwise terminated, or made any written threat to Target to cancel or otherwise terminate its relationship with Target, or has decreased materially its services or supplies to Target in the case of any such supplier, or its usage of the services or products of Target in the case of such customer, and to Target's knowledge, no such supplier or customer has threatened to cancel or otherwise terminate its relationship with Target or to decrease materially its services or supplies to Target or its usage of the services or products of Target, as the case may be. Target has not knowingly breached, so as to provide a benefit to Target that was not intended by the parties, any agreement with, or engaged in any fraudulent conduct with respect to, any customer or supplier of Target.

          3.29 MATERIAL CONTRACTS. Except for the material contracts described in SCHEDULE 3.29 (collectively, the "MATERIAL CONTRACTS"), Target is not a party to or bound by any material contract, including without limitation:

               (a) any distributor, sales, advertising, agency or manufacturer's representative contract;

               (b) any continuing contract for the purchase of materials, supplies, equipment or services involving in the case of any such contact more than $50,000 over the life of the contract;

               (c) any trust indenture, mortgage, promissory note, loan agreement or other contract for the borrowing of money, any currency exchange, commodities or other hedging arrangement or any leasing transaction of the type required to be capitalized in accordance with generally accepted accounting principles;

               (d) any contract for capital expenditures in excess of $50,000 in the aggregate;

               (e) any contract limiting the freedom of the Target to engage in any line of business or to compete with any other Person as that term is defined in the Exchange Act, as defined herein, or any confidentiality, secrecy or non-disclosure contract;

               (f) any contract pursuant to which the Target is a lessor of any machinery, equipment, motor vehicles, office furniture, fixtures or other personal property;

               (g) any contract with any person with whom the Target does not deal at arm's length within the meaning of the Internal Revenue Code; or

               (h) any agreement of guarantee, support, indemnification, assumption or endorsement of, or any similar commitment with respect to, the obligations, liabilities (whether accrued, absolute, contingent or otherwise) or indebtedness of any other Person.

          3.30 NO BREACH OF MATERIAL CONTRACTS. The Target has performed all of the obligations required to be performed by it on or prior to the date hereof, and to its knowledge is not alleged to be in default in respect of any Material Contract. Each of the Material Contracts is in full force and effect, unamended, and there exists no default or event of default or event, occurrence, condition or act, with respect to Target or to Target's knowledge with respect to the other contracting party, which, with the giving of notice, the lapse of the time or the happening of any other event or conditions, would become a default or event of default under any Material Contract. True, correct and complete copies of all Material Contracts have been delivered to the Acquiror.

          3.31 THIRD PARTY CONSENTS.   SCHEDULE 3.31 to the Target Disclosure
Schedule lists all Material Contracts that require a consent to a change in control of Target or pursuant to which the Merger or the transactions contemplated hereby would constitute a breach. Such list is complete and accurate.

          3.32 EXPORT CONTROL LAWS. Target represents and warrants that it has conducted its export transactions in accordance with applicable provisions of United States export control laws and regulations, including but not limited to the Export Administration Act and implementing Export Administration Regulations. Without limiting the foregoing, Target represents and warrants that:

               (a) To its knowledge, Target has obtained all export licenses and other approvals required for its exports of products, software and technologies from the United States;

               (b) Target is in compliance with the terms of all applicable export licenses or other approvals;

               (c) There are no pending or threatened claims against Target with respect to such export licenses or other approvals;

               (d) There are no actions, conditions or circumstances pertaining to Target's export transactions that may give rise to any future claims; and

               (e) No consents or approvals for the transfer of export licenses to Acquiror are required, or such consents and approvals can be obtained expeditiously without material cost.

          3.33 REPRESENTATIONS COMPLETE. None of the representations or warranties made by Target herein or in any Schedule hereto, including the Target Disclosure Schedule, or certificate furnished by Target pursuant to this Agreement, when all such documents are read together in their entirety, contains any untrue statement of a material fact, or omits or will omit at the Effective Time to state any material fact necessary in order to make the statements contained herein or therein, in the light of the circumstances under which made, not misleading.

                                      ARTICLE IV

                      REPRESENTATIONS AND WARRANTIES OF ACQUIROR

          Except as disclosed in a document of even date herewith and delivered by Acquiror to Target prior to the execution and delivery of this Agreement (the "ACQUIROR DISCLOSURE SCHEDULE"), Acquiror represents and warrants to Target as follows:

          4.1 ORGANIZATION, STANDING AND POWER. Each of Acquiror and Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of organization. Each of Acquiror and Merger Sub has the corporate power to own its properties and to carry on its business as now being conducted and as proposed to be conducted and is duly qualified to do business and is in good standing in each jurisdiction in which the failure to be so qualified and in good standing would have a Material Adverse Effect on Acquiror. Neither Acquiror nor any of its subsidiaries is in violation of any of the provisions of its Certificate of Incorporation or Bylaws or equivalent organizational documents.

          4.2 CAPITAL STRUCTURE. The authorized capital stock of Acquiror consists of 80,000,000 shares of Common Stock, par value $0.01 per share (the "ACQUIROR COMMON STOCK"), and 5,000,000 shares of Preferred Stock, par value $0.01 per share, of which there were issued and outstanding as of the close of business on March 31, 1998, 16,538,087 shares of Acquiror Common Stock and no shares of Preferred Stock. All outstanding shares of Acquiror Common Stock have been duly authorized, validly issued, fully paid and are nonassessable and free of any liens or encumbrances other than any liens or encumbrances created by or imposed upon the holders thereof. The shares of Acquiror Common Stock to be issued pursuant to the Merger will be duly authorized, validly issued, fully paid and non-assessable, and free of preemptive rights or rights of first refusal created by statute, Acquiror's Certificate of Incorporation or Bylaws or any agreement to which Acquiror is a party or by which it is bound. The authorized capital stock of Merger Sub consists of 1000 shares of Common Stock, all of which are issued and outstanding, are owned by Acquiror and have been duly authorized, validly issued, and are fully paid and nonassessable.

          4.3 AUTHORITY. Each of Acquiror and Merger Sub has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of each of Acquiror and Merger Sub. This Agreement has been duly executed and delivered by Acquiror and Merger Sub and constitutes the valid and binding obligations of each of Acquiror and Merger Sub. The execution and delivery of this Agreement do not, and the consummation of the transactions contemplated hereby will not, conflict with, or result in any violation of, or default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation or acceleration of any obligation or loss of a benefit under (i) any provision of the Certificate of Incorporation or Bylaws of Acquiror or Merger Sub or (ii) any material mortgage, indenture, lease, contract or other agreement or instrument, permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Acquiror or Merger Sub or their properties or assets. No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity, is required by or with respect to Acquiror or Merger Sub in connection with the execution and delivery of this Agreement by Acquiror and Merger Sub or the consummation by Acquiror and Merger Sub of the transactions contemplated hereby, except for:
(i) the filing of the Certificate of Merger, as provided in Section 1.2; (ii) the filing of a Form 8-K with the SEC and the National Association of Securities Dealers (the "NASD") within 15 days after the Effective Date and any required amendments thereto; (iii) any filings as may be required under applicable state securities laws and the securities laws of any foreign country; (iv) the filing with the Nasdaq National Market of a Notification
Form for Listing of Additional Shares with respect to the shares of Acquiror Common Stock issuable upon conversion of the Target Capital Stock in the Merger; (v) the filing of a registration statement on Form S-8 with the SEC, or other applicable form covering the shares of Acquiror Common Stock issuable pursuant to outstanding options under the Target Stock Option Plan assumed by Acquiror; and (vi) such other consents, authorizations, filings, approvals and registrations which, if not obtained or made, would not have a Material Adverse Effect on Acquiror and would not prevent, materially alter or delay any of the transactions contemplated by this Agreement.

          4.4 SEC DOCUMENTS; FINANCIAL STATEMENTS. Acquiror has made available to Target each statement, report, registration statement (with the prospectus in the form filed pursuant to Rule 424(b) of the Securities Act), definitive proxy statement, and other filing filed with the SEC by Acquiror since January 1, 1996 (collectively, the "ACQUIROR SEC DOCUMENTS"). In addition, Acquiror has made available to Target all exhibits to the Acquiror SEC Documents filed prior to the date hereof, and will promptly make available to Target all exhibits to any additional Acquiror SEC Documents filed prior to the Effective Time. As of their respective filing dates, the Acquiror SEC Documents were filed on a timely basis and complied in all material respects with the requirements of the Securities Exchange Act of 1934, as amended (the "EXCHANGE ACT") and the Securities Act, and none of the Acquiror SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading, except to the extent corrected by a subsequently filed Acquiror SEC Document. The financial statements of Acquiror, including the notes thereto, included in the Acquiror SEC Documents (the "ACQUIROR FINANCIAL STATEMENTS") were complete and correct in all material respects as of their respective dates, complied as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto as of their respective dates, and have been prepared in accordance with generally accepted accounting principles applied on a basis consistent throughout the periods indicated and consistent with each other (except as may be indicated in the notes thereto or, in the case of unaudited statements included in Quarterly Reports on Form 10-Qs, as permitted by Form 10-Q of the SEC). The Acquiror Financial Statements fairly present the consolidated financial condition and operating results of Acquiror and its subsidiaries at the dates and during the periods indicated therein (subject, in the case of unaudited statements, to normal, recurring year-end adjustments).

          4.5 ABSENCE OF UNDISCLOSED LIABILITIES. Acquiror has no material obligations or liabilities of any nature (matured or unmatured, fixed or contingent) other than (i) those set forth or adequately provided for in the Balance Sheet included in Acquiror's Annual Report on Form 10-K for the fiscal year ended December 31, 1997 (the "ACQUIROR BALANCE SHEET"), (ii) those incurred in the ordinary course of business and not required to be set forth in the Acquiror Balance Sheet under generally accepted accounting principles, and
(iii) those incurred in the ordinary course of business since the Acquiror Balance Sheet Date and consistent with past practice.

          4.6 BROKER'S AND FINDERS' FEES. Acquiror has not incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders' fees or agents' commissions or investment bankers' fees or any similar charges in connection with this Agreement or any transaction contemplated hereby.

          4.7 BOARD APPROVAL. The Board of Directors of each of Acquiror and Merger Sub has approved this Agreement and the Merger. No vote or consent of Acquiror's stockholders is required for the consummation of the transactions contemplated hereby.

          4.8 NO MATERIAL ADVERSE CHANGE. Since the date of the balance sheet included in the Acquiror's most recently filed report on Form 10-Q or Form 10-K, Acquiror has conducted its business in the ordinary course and there has not occurred: (a) any material adverse change in the financial condition, liabilities, assets or business of Acquiror other than continuing operating losses; (b) any amendment or change in the Certificate of Incorporation or Bylaws of Acquiror; or (c) any damage to, destruction or loss of any assets of the Acquiror, (whether or not covered by insurance) that materially and adversely affects the financial condition or business of Acquiror.

          4.9 LITIGATION. There is no action, suit, proceeding, claim, arbitration or investigation pending, or as to which Acquiror has received any notice of assertion against Acquiror which in any manner challenges or seeks to prevent, enjoin, alter or materially delay any of the transactions contemplated by this Agreement.

          4.10 TAXABLE TRANSACTION. Acquiror does not intend to treat the Merger as a tax-free reorganization and therefore the Merger may be a taxable event for the securityholders of Target.

          4.11 REPRESENTATIONS COMPLETE. None of the representations or warranties made by Acquiror herein or in any Schedule hereto, including the Acquiror Disclosure Schedule, or certificate furnished by Acquiror pursuant to this Agreement, or the Acquiror SEC Documents, when all such documents are read together in their entirety, contains or will contain at the Effective Time any untrue statement of a material fact, or omits or will omit at the Effective Time to state any material fact necessary in order to make the statements contained herein or therein, in the light of the circumstances under which made, not misleading.

                                      ARTICLE V

                         CONDUCT PRIOR TO THE EFFECTIVE TIME

          5.1 CONDUCT OF BUSINESS OF TARGET AND ACQUIROR. Subject to the limitations set forth in Section 5.2, the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time, each of Target and Acquiror agrees (except to the extent expressly contemplated by this Agreement or as consented to in writing by the other), to carry on its business in the usual, regular and ordinary course in substantially the same manner as heretofore conducted. Subject to the limitations set forth in Section 5.2, Target further agrees to pay debts and Taxes when due subject (i) to good faith disputes over such debts or Taxes and
(ii) to Acquiror's consent to the filing of material Tax Returns if applicable, to pay or perform other obligations when due, and to use all reasonable efforts consistent with past practice and policies to preserve intact its present business organizations, and use its reasonable efforts to keep available the services of its present officers and key employees and preserve its relationships with customers, suppliers, distributors, licensors, licensees, and others having business dealings with it, to the end that its goodwill and ongoing businesses shall be unimpaired at the Effective Time. Each of Target and Acquiror agrees to promptly notify the other of any event or occurrence not in the ordinary course of its business, and of any event which has or would reasonably be expected to have a Material Adverse Effect.

          5.2 CONDUCT OF BUSINESS OF TARGET. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time, except as set forth in the Target Disclosure Schedule or as expressly contemplated by this Agreement, Target shall not do, cause or permit any of the following, or allow, cause or permit any of its subsidiaries to do, cause or permit any of the following, without the prior written consent of Acquiror:

               (a) CHARTER DOCUMENTS. Cause or permit any amendments to its Certificate of Incorporation or Bylaws other than as set forth in the Certificate of Amendment to the Certificate of Incorporation of Target, attached hereto as Exhibit E (the "Certificate of Amendment");

               (b) DIVIDENDS; CHANGES IN CAPITAL STOCK. Declare or pay any dividends on or make any other distributions (whether in cash, stock or property) in respect of any of its capital stock, or split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock (other than any issuance of Common Stock upon exercise of outstanding options therefor outstanding as of the date of this Agreement) or repurchase or otherwise acquire, directly or indirectly, any shares of its capital stock except from former employees, directors and consultants in accordance with agreements providing for the repurchase of shares in connection with any termination of service to it;

               (c) STOCK OPTION PLANS, ETC. Accelerate, amend or change the period of exercisability or vesting of options or other rights granted under its stock plans, or lowering the exercise price of such options below the fair market value of Target
Common Stock (except for any amendment required pursuant to Section 6.16) or authorize cash payments in exchange for any options or other rights granted under any of such plans;

               (d) MATERIAL CONTRACTS. Enter into any contract or commitment which would be required to be set forth as a Material Contract on SCHEDULE 3.29 to the Target Disclosure Schedule if it had been entered into prior to the date hereof, or violate, amend or otherwise modify or waive any of the terms of any of any such material contracts, other than in the ordinary course of business consistent with past practice;

               (e) ISSUANCE OF SECURITIES. Issue, deliver or sell or authorize or propose the issuance, delivery or sale of, or purchase or propose the purchase of, any shares of its capital stock or securities convertible into, or subscriptions, rights, warrants or options to acquire, or other agreements or commitments of any character obligating it to issue any such shares or other convertible securities, other than the issuance of shares of its Common Stock pursuant to the exercise of stock options therefor outstanding as of the date of this Agreement.

               (f) INTELLECTUAL PROPERTY. Transfer to any person or entity any rights to its Intellectual Property other than in the ordinary course of business consistent with past practice;

               (g) EXCLUSIVE RIGHTS. Enter into or amend any agreements pursuant to which any other party is granted exclusive marketing or other exclusive rights of any type or scope with respect to any of its products or technology;

               (h) DISPOSITIONS. Sell, lease, license or otherwise dispose of or encumber any of its properties or assets which are material, individually or in the aggregate, to its business, taken as a whole, except for sales of products in the ordinary course;

               (i) INDEBTEDNESS. Incur any indebtedness for borrowed money or guarantee any such indebtedness or issue or sell any debt securities or guarantee any debt securities of others;

               (j) LEASES. Enter into any operating lease in excess of $50,000;

               (k) PAYMENT OF OBLIGATIONS. Pay, discharge or satisfy in an amount in excess of $30,000 in any one case or $60,000 in the aggregate, any claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise) arising other than in the ordinary course of business, other than the payment, discharge or satisfaction of liabilities reflected or reserved against in the Target Financial Statements;

               (l) CAPITAL EXPENDITURES. Make any capital expenditures, capital additions or capital improvements except in the ordinary course of business and consistent with past practice;

               (m) INSURANCE. Materially reduce the amount of any material insurance coverage provided by existing insurance policies;

               (n) TERMINATION OR WAIVER. Terminate or waive any right or rights which individually or in the aggregate would reasonably be expected to be material in value to Target, other than in the ordinary course of business;

               (o) EMPLOYEE BENEFIT PLANS; NEW HIRES; PAY INCREASES. Adopt or amend any employee benefit or stock purchase or option plan (except as provided in Section 6.16 below), or hire any new director level or officer level employee, pay any special bonus or special remuneration to any employee or director or increase the salaries or wage rates of its employees other than pursuant to normal yearly adjustments in accordance with past practice;

               (p) SEVERANCE ARRANGEMENTS. Grant any severance or termination pay (i) to any director or officer or (ii) to any other employee except payments made pursuant to standard written agreements outstanding on the date hereof;

               (q) LAWSUITS. Commence a lawsuit or take any action in connection with any existing or threatened lawsuit, administrative proceeding, mediation, arbitration or other similar proceeding other than (i) for the routine collection of bills, or (ii) in such cases where it in good faith determines that failure to commence suit or take such action would result in the material impairment of a valuable aspect of its business, the waiver of any right or claim, and/or the violation of any statute of limitations, statutory or judicial deadline, provided that it consults with Acquiror prior to the filing of such a suit or taking of such action.

               (r) ACQUISITIONS. Acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets which are material, individually or in the aggregate, to its business;

               (s) TAXES. Other than in the ordinary course of business, make or change any material election in respect of Taxes, adopt or change any accounting method in respect of Taxes, file any material Tax Return or any amendment to a material Tax Return, enter into any closing agreement, settle any claim or assessment in respect of Taxes, or consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes;

               (t) NOTICES. Target shall give any notices and other information required to be given prior to the Effective Date to the employees of Target in connection with the transactions provided for in this Agreement;

               (u) REVALUATION. Revalue any of its assets, including without limitation writing down the value of inventory or writing off notes or accounts receivable other than in the ordinary course of business; or

               (v) OTHER. Take or agree in writing or otherwise to take, any of the actions described in Sections 5.2(a) through (u) above, or any action which would make any of its representations or warranties contained in this Agreement untrue or incorrect in any material respect or prevent it from performing or cause it not to perform its covenants hereunder in any material respect.

          5.3 NO SOLICITATION. During the period from the date of this Agreement and continuing until the earlier of: (i) the termination of this Agreement; (ii) the Effective Time; and (iii) the Drop-Dead Date (as defined in, and subject to the right to extend provided in, Section 8.1(b)), Target and the officers, directors, employees or other agents of Target will not, directly or indirectly, solicit, initiate, engage or participate in any discussions or negotiations or enter into any agreement or arrangement regarding the sale of assets of Target or any merger, business combination, restructuring, recapitalization, liquidation or similar transaction involving Target, or the sale or transfer of shares of Target Capital Stock (provided, however, that stockholders who have executed Stockholder Agreements may make transfers prior to the record date of the Target Stockholders' Meeting in accordance with
Section 1.1(b) of such Stockholder Agreement), or afford access to the properties, books or records of Target to any person that has advised Target that it may be considering making, or that has made, a proposal for such a transaction. Target will promptly notify Acquiror after receipt of any such proposal and will keep Acquiror fully informed of the status and details of any such proposal, request or any correspondence or communications related thereto.

                                      ARTICLE VI

                                ADDITIONAL AGREEMENTS

          6.1 CONSENT OF STOCKHOLDERS. Target shall promptly after the date hereof take all action necessary in accordance with Delaware Law and its Certificate of Incorporation and Bylaws, as amended, to secure the written consent of its stockholders within fifteen (15) days of the date of this Agreement. Target shall use its reasonable efforts to solicit from stockholders of Target proxies or written consent in favor of the Merger and shall take all other action necessary or advisable to facilitate the vote or consent of stockholders required to effect the Merger. To the extent Acquiror holds proxies directing Acquiror to vote in favor of the Merger, Acquiror shall do so in any such meeting or written consent in lieu thereof; provided that the requirement to vote in favor of the Merger shall not be deemed to be, or to require, a waiver by Acquiror of the satisfaction of any of the conditions to Acquiror's obligation to consummate this Agreement and the transactions contemplated hereby and Acquiror's obligation to consummate and effect the Agreement and the transactions contemplated hereby shall continue to be subject to the satisfaction of all such conditions.

          6.2  ACCESS TO INFORMATION.

               (a) Target shall afford Acquiror and its accountants, counsel and other representatives, reasonable access during normal business hours during the period prior to the Effective Time to (i) all of Target's properties, books, contracts, commitments and records, and (ii) all other information concerning the business, properties and personnel of Target as Acquiror may reasonably request. Target agrees to provide to Acquiror and its accountants, counsel and other representatives copies of internal financial statements promptly upon request.

               (b) Subject to compliance with applicable law, from the date hereof until the Effective Time, each of Acquiror and Target shall confer on a regular and frequent basis with one or more representatives of the other party to report operational matters of materiality and the general status of ongoing operations.

               (c) No information or knowledge obtained in any investigation pursuant to this Section 6.2 shall affect or be deemed to modify any representation or warranty contained herein or the conditions to the obligations of the parties to consummate the Merger.

               (d) With respect to such investigation, all inquiries, requests, correspondence or other communications shall be directed to the attention Michael McGowen for Target and to the attention of Tim Kinnear for Acquiror.

          6.3 CONFIDENTIALITY. The parties acknowledge that Acquiror and Target have previously executed two non-disclosure agreements dated February 23, 1998 (the "CONFIDENTIALITY AGREEMENTS"), which Confidentiality Agreements shall, except for paragraph 8 of the Confidentiality Agreements which shall be deemed superseded by this Agreement, continue in full force and effect in accordance with their terms.

          6.4 PUBLIC DISCLOSURE. Unless otherwise permitted by this Agreement or the Confidentiality Agreements, Acquiror and Target shall consult with each other before issuing any press release or otherwise making any public statement or making any other public (or non-confidential) disclosure (whether or not in response to an inquiry) regarding the terms of this Agreement and the transactions contemplated hereby, and neither shall issue any such press release or make any such statement or disclosure without the prior approval of the other (which approval shall not be unreasonably withheld), except as may be required by law or by obligations pursuant to any listing agreement with any national securities exchange or with the NASD. To the extent practicable, Acquiror will consult with Target prior to issuing any such release, statement or disclosure.

          6.5  CONSENTS; COOPERATION.

               (a) Each of Acquiror, Merger Sub and Target shall promptly apply for or otherwise seek, and use its best efforts to obtain, all consents and approvals required to be obtained by it for the consummation of the Merger, and shall use commercially reasonable efforts to obtain all necessary consents, waivers and approvals under any of its material contracts in connection with the Merger for the assignment thereof or otherwise.


          6.6 STOCKHOLDER REPRESENTATION AGREEMENTS. Target shall cause to be delivered prior to the Effective Time to each of the holders of Target Common Stock not executing Stockholder Agreements in accordance with Section 6.7, a Stockholder Representation Agreement (the "STOCKHOLDER REPRESENTATION AGREEMENT") in the form attached hereto as EXHIBIT C.

          6.7 STOCKHOLDER AGREEMENTS/IRREVOCABLE PROXIES. Target shall, on behalf of Acquiror and pursuant to the request of Acquiror, cause holders of more than 63% of the outstanding shares of Target Capital Stock which shall include holders of more than 57% of all outstanding shares of Target Preferred Stock, to execute and deliver to Acquiror a Stockholder Agreement substantially in the form of EXHIBIT B and an Irrevocable Proxy substantially in the form of Exhibit A attached thereto concurrently with the execution of this Agreement.

          6.8 LEGAL REQUIREMENTS. Each of Acquiror, Merger Sub and Target will, and will cause their respective subsidiaries (if any) to, take all reasonable actions necessary to comply promptly with all legal requirements which may be imposed on them with respect to the consummation of the transactions contemplated by this Agreement and will promptly cooperate with and furnish information to any party hereto necessary in connection with any such requirements imposed upon such other party in connection with the consummation of the transactions contemplated by this Agreement and will take all reasonable actions necessary to obtain (and will cooperate with the other parties hereto in obtaining) any consent, approval, order or authorization of, or any registration, declaration or filing with, any Governmental Entity or other person, required to be obtained or made in connection with the taking of any action contemplated by this Agreement.

          6.9 BLUE SKY LAWS. Acquiror shall take such steps as may be necessary to comply with the securities and blue sky laws of all jurisdictions which are applicable to the issuance of the Acquiror Common Stock in connection with the Merger. Target shall use its best efforts to assist Acquiror as may be necessary to comply with the securities and blue sky laws of all jurisdictions which are applicable in connection with the issuance of Acquiror Common Stock in connection with the Merger.

          6.10 EMPLOYEE BENEFIT PLANS.

               (a) ASSUMPTION OF OPTIONS. At the Effective Time, the Target Stock Option Plan and each outstanding option to purchase shares of Target Common Stock under the Target Stock Option Plan, whether vested or unvested, will be assumed by Acquiror in accordance with the provisions described below.
SCHEDULE 6.10 hereto sets forth a true and complete list as of the date hereof of all holders of outstanding options under the Target Stock Option Plan including the number of shares of Target Capital Stock subject to each such option, the exercise or vesting schedule, the exercise price per share and the term of each such option. On the Closing Date, Target shall deliver to Acquiror an updated SCHEDULE 6.10 hereto current as of such date. Each such option so assumed by Acquiror under this Agreement shall continue to have, and be subject to, the same terms and conditions set forth in the Target Stock Option Plan and the applicable stock option agreement immediately prior to the Effective Time, except that (i) such option will be exercisable for that number of whole shares of Acquiror Common Stock equal to the product of the number of shares of Target Common Stock that were issuable upon exercise of such option immediately prior to the Effective Time multiplied by the Option Exchange Ratio (as defined in EXHIBIT A) and rounded down to the nearest whole number of shares of Acquiror Common Stock, and (ii) the per share exercise price for the shares of Acquiror Common Stock issuable upon exercise of such assumed option will be equal to the quotient determined by dividing the exercise price per share of Target Common Stock at which such option was exercisable immediately prior to the Effective Time by the Option Exchange Ratio, rounded up to the nearest whole cent. Consistent with the terms of the Target Stock Option Plan and the documents governing the outstanding options under such plan, the Merger will not terminate any of the outstanding options under the Target Stock Option Plan or accelerate the exercisability or vesting of such options or the shares of Acquiror Common Stock which will be subject to those options upon the Acquiror's assumption of the options in the Merger. Target shall take all appropriate action to solicit (in order to obtain prior to the Closing Date) consents (in form satisfactory to Acquiror) from the holders of such outstanding options for the assumption of such options pursuant to this Section 6.10. Within 20 business days after the Effective Time, Acquiror will issue to each person who, immediately prior to the Effective Time was a holder of an outstanding option under the Target Stock Option Plan a document in form and substance satisfactory to Target evidencing the foregoing assumption of such option by Acquiror.

               (b) ASSIGNMENT OF REPURCHASE OPTIONS. All outstanding rights of Target which it may hold immediately prior to the Effective Time to repurchase unvested shares of Target Common Stock (the "REPURCHASE OPTIONS") shall be assigned to Acquiror in the Merger and shall thereafter be exercisable by Acquiror upon the same terms and conditions in effect immediately prior to the Effective Time, except that the shares purchasable pursuant to the Repurchase Options, the exercise price per share shall be adjusted to reflect the Option Exchange Ratio.

               (c) BENEFITS. Employees of the Surviving Corporation shall be offered benefits similar to those provided to employees of Acquiror, including credit for length of service with Target.

          6.11 ESCROW AGREEMENT. On or before the Effective Time, the Escrow Agent and the Stockholders' Agent (as defined in Article IX hereto) will execute the Escrow Agreement contemplated by Article IX in substantially the form attached hereto as EXHIBIT D (the "ESCROW AGREEMENT").

          6.12 FORM S-8. Acquiror agrees to file, no later than 20 days after the Closing, a registration statement on Form S-8 covering the shares of Acquiror Common Stock issuable pursuant to outstanding options under the Target Stock Option Plan assumed by Acquiror. Target shall cooperate with and assist Acquiror in the preparation of such registration statement.

          6.13 LISTING OF ADDITIONAL SHARES. Prior to the Effective Time, Acquiror shall file with the Nasdaq National Market a Notification Form for Listing of Additional Shares with respect to the shares of Acquiror Common Stock issuable upon conversion of the Target Capital Stock in the Merger and upon exercise of the options under the Target Stock Option Plan assumed by Acquiror.

          6.14 EXPENSES. Subject to the provisions of Article VIII below, whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the Merger and the transactions contemplated hereby and thereby shall be paid by the party incurring such expense; provided, however, that any out-of-pocket expenses incurred by Target in excess of $100,000 for fees and expenses of legal counsel shall remain an obligation of Target's stockholders. If Acquiror, Target or the Surviving Corporation receives any invoices for amounts in excess of said amounts, it may, with Acquiror's written approval, pay such fees; provided, however, that such payment shall, if not promptly reimbursed by the stockholders of Target at Acquiror's request, constitute "Damages" recoverable under the Escrow Agreement.

          6.15 BEST EFFORTS AND FURTHER ASSURANCES. Each of the parties to this Agreement shall use its best efforts to effectuate the transactions contemplated hereby and to fulfill and cause to be fulfilled the conditions to closing under this Agreement. Each party hereto, at the reasonable request of another party hereto, shall execute and deliver such other instruments and do and perform such other acts and things as may be necessary or desirable for effecting completely the consummation of this Agreement and the transactions contemplated hereby.

          6.16 AMENDMENT OF STOCK OPTION PLAN. The Board of Directors of Target shall take all appropriate action to make any necessary amendments to the terms of the Target Stock

Option Plan or grants thereunder to permit the assumption of Target Stock Options by Acquiror in accordance with the terms hereof.

          6.17 INFORMATION STATEMENT. As soon as practicable after the execution of this Agreement, Acquiror and Target shall prepare an Information Statement for the stockholders of Target to approve (by vote or written consent in lieu thereof) this Agreement, and the transactions contemplated hereby, and as notice to the other stockholders of Target of the Merger and their rights under Delaware Law. The Information Statement shall constitute a disclosure document for the offer and issuance of the shares of Acquiror Common Stock to be received by the holders of Target Capital Stock in the Merger. Acquiror and Target shall use their respective best efforts to cause the Information Statement to comply with applicable federal and state securities laws requirements. Each of Acquiror and Target agrees to provide promptly to the other such information concerning its business and financial statements and affairs as, in the reasonable judgment of the providing party or its counsel, may be required or appropriate for inclusion in the Information Statement, or in any amendments or supplements thereto, and to cause its counsel and auditors to cooperate with the other's counsel and auditors in the preparation of the Information Statement. Target will promptly advise Acquiror, and Acquiror will promptly inform Target, in writing if at any time prior to the Effective Time either Target or Acquiror shall obtain knowledge of any facts that might make it necessary or appropriate to amend or supplement the Information Statement in order to make the statements contained or incorporated by reference therein not misleading or to comply with applicable law. The Information Statement shall contain the recommendation of the Board of Directors of Target that the Target stockholders approve the Merger and this Agreement and the conclusion of the Board of Directors that the terms and conditions of the Merger are fair and reasonable to the stockholders of Target. Anything to the contrary contained herein notwithstanding, Target shall not include in the Information Statement any information with respect to Acquiror or its affiliates or associates, the form and content of which information shall not have been approved by Acquiror prior to such inclusion. Target shall cause the Information Statement to be delivered to the stockholders of Target with any other necessary documentation to be delivered to the stockholders pursuant to Section 6.1 and Section 6.6 and shall cause the Information Statement to be delivered to the holders of outstanding and unexercised options to purchase shares of Target Common Stock in connection with the solicitation of consents of such holders of options pursuant to Section 6.10, as soon as practicable after the preparation of the Information Statement.

          6.18 TERMINATION OF 401(K) PLAN. Target shall, prior to the Closing Date, take all actions necessary and appropriate to terminate Target's 401(k) Retirement Savings Plan (the "TARGET 401(K) PLAN") in form and substance satisfactory to Acquiror and no further contributions shall be made to the Target 401(k) Plan.

          6.19 AMENDED AND RESTATED CERTIFICATE OF INCORPORATION. Prior to the date of the meeting of the stockholders of Target to approve the Merger as set forth in Section 6.1, Target shall cause the Amended and Restated Certificate of Incorporation to be approved by all necessary corporate and stockholder action and the Amended and Restated Certificate of Incorporation shall have been filed with, and accepted by, the Secretary of State of the State of Delaware.

                                  ARTICLE VII

                            CONDITIONS TO THE MERGER

          7.1  CONDITIONS TO OBLIGATIONS OF EACH PARTY TO EFFECT THE
MERGER. The respective obligations of each party to this Agreement to consummate and effect this Agreement and the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Effective Time of each of the following conditions, any of which may be waived, in writing, by agreement of all the parties hereto:

               (a) STOCKHOLDER APPROVAL. This Agreement and the Merger shall have been approved and adopted (including by written consent) by the holders of at least 63% of the outstanding shares of Target Capital Stock, and holders of no more than 15% of the outstanding shares of Target Capital Stock shall have voted against the Merger or demanded appraisal rights under Delaware Law (it being understood that the period in which stockholders may demand appraisal rights may not have expired prior to the Closing Date). Any agreements or arrangements that may result in the payment of any amount that would not be deductible by reason of Section 280G of the Code shall have been approved by such number of stockholders of Target as is required by the terms of Section 280G(b)(5)(B) and shall be obtained in a manner which satisfies all applicable requirements of such Code Section 280(G)(b)(5)(B) and the proposed Treasury Regulations thereunder, including (without limitation) Q-7 of Section 1.280G-1 of such proposed regulations.

               (b) NO INJUNCTIONS OR RESTRAINTS; ILLEGALITY. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal or regulatory restraint or prohibition preventing the consummation of the Merger shall be in effect, nor shall any proceeding brought by an administrative agency or commission or other governmental authority or instrumentality, domestic or foreign, seeking any of the foregoing be pending; nor shall there be any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the Merger, which makes the consummation of the Merger illegal.
 In the event an injunction or other order shall have been issued, each party agrees to use its reasonable efforts to have such injunction or other order lifted.

               (c) GOVERNMENTAL APPROVAL. Acquiror and Target and their respective subsidiaries shall have timely obtained from each Governmental Entity all approvals, waivers and consents (including the satisfaction of any applicable waiting period), if any, necessary for consummation of or in connection with the Merger and the several transactions contemplated hereby, including such approvals, waivers, consents and waiting periods as may be required under the Securities Act, and under state Blue Sky laws.

               (d)  ESCROW AGREEMENT.  Acquiror, Target, Escrow Agent and the

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

Stockholder's Agent (as defined in Article IX hereto) shall have entered into an Escrow Agreement substantially in the form attached hereto as EXHIBIT D.

          7.2 ADDITIONAL CONDITIONS TO OBLIGATIONS OF TARGET. The obligations of Target to consummate and effect this Agreement and the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Closing Date of each of the following conditions, any of which may be waived, in writing, by Target:

               (a) REPRESENTATIONS, WARRANTIES AND COVENANTS. Except as disclosed in the Acquiror Disclosure Schedule dated the date of this Agreement, (i) the representations and warranties of Acquiror in this Agreement shall be true and correct in all material respects (except for such representations and warranties that are qualified by their terms by a reference to materiality which representations and warranties as so qualified shall be true in all respects) on and as of the Closing Date as though such representations and warranties were made on and as of such date and (ii) Acquiror shall have performed and complied in all material respects with all covenants, obligations and conditions of this Agreement required to be performed and complied with by them as of the Closing Date.

               (b) CERTIFICATE OF ACQUIROR. Target shall have been provided with a certificate executed on behalf of Acquiror by its President and its Chief Financial Officer to the effect that, as of the Closing Date:

                  (i) except as disclosed in the Acquiror Disclosure Schedule dated the date of this Agreement, all representations and warranties made by Acquiror under this Agreement are true and complete in all material respects (except for such representations and warranties that are qualified by their terms by reference to materiality which representations and warranties as so qualified are true in all respects); and

                 (ii) all covenants, obligations and conditions of this Agreement to be performed by Acquiror on or before such date have been so performed in all material respects.

               (c) NASDAQ ADDITIONAL SHARES APPLICATION. The Notification Form for Listing of Additional Shares referred to in Section 6.13 above shall have been filed by Acquiror.

          7.3 ADDITIONAL CONDITIONS TO THE OBLIGATIONS OF ACQUIROR AND MERGER SUB. The obligations of Acquiror and Merger Sub to consummate and effect this Agreement and the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Closing Date of each of the following conditions, any of which may be waived, in writing, by Acquiror:

               (a) REPRESENTATIONS, WARRANTIES AND COVENANTS. Except as disclosed in the Target Disclosure Schedule dated the date of this Agreement
(i) the representations and warranties of Target in this Agreement shall be true and correct in all material respects (except for such representations and warranties that are qualified by their terms by a reference to materiality which representations and warranties as so qualified shall be true in all respects) on and as of the Closing Date as though such representations and warranties were made on and as of such time and (ii) Target shall have performed and complied in all material respects with all covenants, obligations and conditions of this Agreement required to be performed and complied with by it as of the Closing Date.

               (b) CERTIFICATE OF TARGET. Acquiror shall have been provided with a certificate executed on behalf of Target by its President and its Chief Financial Officer to the effect that, as of the Closing Date:

                  (i) except as set forth in the Target Disclosure Schedule dated the date of this Agreement, all representations and warranties made by Target under this Agreement are true and complete in all material respects (except for such representations and warranties that are qualified by their terms by reference to materiality which representations and warranties as so qualified are true in all respects); and

                 (ii) all covenants, obligations and conditions of this Agreement to be performed by Target on or before such date have been so performed.

               (c) THIRD PARTY CONSENTS. Acquiror shall have been furnished with evidence satisfactory to it of the consent or approval of those persons whose consent or approval shall be required in connection with the Merger set forth on SCHEDULE 3.31 to the Target Disclosure Schedule.

               (d) INJUNCTIONS OR RESTRAINTS ON CONDUCT OF BUSINESS. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal or regulatory restraint provision limiting or restricting Acquiror's conduct or operation of the business of Target, following the Merger shall be in effect, nor shall any proceeding brought by an administrative agency or commission or other Governmental Entity, domestic or foreign, seeking the foregoing be pending.

               (e) NO MATERIAL ADVERSE CHANGES. There shall not have occurred any event which has had a Material Adverse Effect with respect to Target.

               (f) STOCKHOLDER AGREEMENTS. Acquiror shall have received from holders of more than 63% of the outstanding shares of Target Capital Stock and more than 57% of the outstanding shares of Target Preferred Stock an executed Stockholder Agreement in substantially the form attached hereto as EXHIBIT B.

               (g) FIRPTA CERTIFICATE. Target shall, prior to the Closing Date, provide Acquiror with a properly executed FIRPTA Notification Letter, substantially in the form of EXHIBIT F attached hereto, which states that shares of capital stock of Target do not constitute "United States real property interests" under Section 897(c) of the Code, for purposes of satisfying Acquiror's obligations under Treasury Regulation Section 1.1445-2(c)(3). In addition, simultaneously with delivery of such Notification Letter, Target shall have provided to Acquiror, as agent for Target, a form of notice to the Internal Revenue Service in accordance with the requirements of Treasury Regulation Section 1.897-2(h)(2) and substantially in the form of EXHIBIT F attached hereto along with written authorization for Acquiror to deliver such notice form to the Internal Revenue Service on behalf of Target upon the Closing of the Merger.

               (h) RESIGNATION OF DIRECTORS AND OFFICERS. The directors and officers of Target in office immediately prior to the Effective Time shall have resigned as directors and officers, as applicable, of Target effective as of the Effective Time.

               (i) CERTIFICATES OF GOOD STANDING. Target shall, prior to the Closing Date, provide Acquiror a certificate from the Secretary of State of Delaware, and from each other jurisdiction in which Target or any subsidiary is qualified to do business, as to Target's or any subsidiary's good standing and payment of all applicable taxes.

               (j) TERMINATION OF 401(K) PLAN. Target shall have terminated the Target 401(k) Plan in accordance with Section 6.18.

                                 ARTICLE VIII

                      TERMINATION, AMENDMENT AND WAIVER

          8.1 TERMINATION. At any time prior to the Effective Time, whether before or after approval of the matters presented in connection with the Merger by the stockholders of Target, this Agreement may be terminated:

               (a) by mutual consent duly authorized by the Board of Directors of Acquiror, Merger Sub and Target;

               (b) by either Acquiror or Target, if the Closing shall not have occurred on or before May 15, 1998 (the "DROP-DEAD DATE"), (provided, a later date may be agreed upon in writing by the parties hereto, and provided further that the right to terminate this Agreement under this Section 8.1(b) shall not be available to Target in the event an action or failure to act on the part of Target or its stockholders has been the cause or resulted in the failure of the Merger to occur on or before such date and such action or failure to act constitutes a breach of this Agreement, and in such event Acquiror shall have the right to extend the Drop-Dead Date to June 15, 1998);

               (c) by Acquiror, if: (i) Target shall breach in any material respect any representation, warranty, obligation or agreement hereunder (unless any such representation, warranty, obligation or agreement is qualified by materiality, then such breach shall be deemed to have occurred if Target breached such provision in any respect) and such breach shall not have been cured within five (5) business days of receipt by Target of written notice of such breach; (ii) the Board of Directors of Target shall have withdrawn or modified its recommendation of this Agreement or the Merger in a manner adverse to Acquiror or shall have resolved to do any of the foregoing; or (iii) for any reason Target fails to obtain written consents of the stockholders of Target in accordance with Section 6.1 by the date which is fifteen (15) days from the date hereof (provided that the right to terminate this Agreement by Acquiror under Sections 8.1(c)(i) and (ii) shall not be available to Acquiror where Acquiror is at that time in breach in any material respect (unless any such representation, warranty, obligation or agreement is qualified by materiality, then such breach shall be deemed to have occurred if Acquiror breached such provision in any respect) of this Agreement);

               (d) by Target, if Acquiror shall breach in any material respect any representation, warranty, obligation or agreement hereunder (unless any such representation, warranty, obligation or warranty is qualified by materiality, then such breach shall be deemed to have occurred if Acquiror breached such provision in any respect) and such breach shall not have been cured within five (5) business days following receipt by Acquiror of written notice of such breach (provided that the right to terminate this Agreement by Target under this Section 8.1(d) shall not be available to Target where Target is at that time in breach in any material respect (unless any such representation, warranty, obligation or agreement is qualified by materiality, then such breach shall be deemed to have occurred if Target breached such provision in any respect) of this Agreement);

               (e) by Acquiror if (i) any permanent injunction or other order of a court or other competent authority preventing the consummation of the Merger shall have become final and nonappealable or (ii) if any required approval of the stockholders of Target shall not have been obtained by reason of the failure to obtain the required vote or consent upon a vote or consent held at a duly held meeting of stockholders or at any adjournment thereof or an effective action by written consent in lieu thereof; or

               (f) by Target if any permanent injunction or other order of a court or other competent authority preventing the consummation of the Merger shall have become final and nonappealable.

          8.2 EFFECT OF TERMINATION. In the event of termination of this Agreement as provided in Section 8.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of Acquiror or Target or their respective officers, directors, stockholders or affiliates, except to the extent that such termination results from the breach by a party hereto of any of its representations, warranties or covenants set forth in this Agreement; provided that the provisions of Section 6.3 (Confidentiality), Section 8.3 (Expenses Upon Termination) and this Section
8.2 shall remain in full force and effect and survive any termination of this Agreement.

          8.3  EXPENSES UPON TERMINATION.

               (a) Subject to Sections 6.14 and 8.3(b), whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby (including, without limitation, the fees and expenses of its advisers, accountants and legal counsel) shall be paid by the party incurring such expense.

               (b) In the event that (i) Acquiror shall terminate this Agreement pursuant to Section 8.1(c) or (ii) Acquiror shall terminate this Agreement pursuant to clause (ii) of Section 8.1(e) following a failure of the stockholders of Target to approve this Agreement, then Target shall reimburse Acquiror for all of the out-of-pocket costs and expenses incurred by Acquiror in connection with this Agreement and the transactions contemplated hereby (including, without limitation, the reasonable fees and expenses of its advisors, accountants and legal counsel).

          8.4 AMENDMENT. The boards of directors of the parties hereto may cause this Agreement to be amended at any time by execution of an instrument in writing signed on behalf of each of the parties hereto; provided that an amendment made subsequent to adoption of the Agreement by the stockholders of Target shall not (i) alter or change the amount or kind of consideration to be received on conversion of the Target Capital Stock,
(ii) alter or change any term of the Certificate of Incorporation of the Surviving Corporation to be effected by the Merger, or (iii) alter or change any of the terms and conditions of the Agreement if such alteration or change would materially adversely affect the holders of Target Capital Stock.

          8.5 EXTENSION; WAIVER. At any time prior to the Effective Time any party hereto may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

                                  ARTICLE IX

                          ESCROW AND INDEMNIFICATION

          9.1  ESCROW FUND.  As soon as practicable after the Effective
Time, the number of shares of Acquiror Common Stock which is equal to the number obtained by dividing $675,000 by the Acquiror Stock Price (the "ESCROW SHARES") shall be registered in the name of, and be deposited with a financial or other institution selected by Acquiror with the reasonable consent of Target as escrow agent (the "ESCROW AGENT"), such deposit (together with any shares of Acquiror capital stock received upon a stock split or stock dividend thereon) to constitute the Escrow Fund and to be governed by the terms set forth herein and in the Escrow Agreement attached hereto as EXHIBIT D. The Escrow Fund shall be available to compensate Acquiror pursuant to the indemnification obligations of the stockholders of Target. Such Escrow Shares shall be set aside out of the shares of Acquiror Common Stock issuable upon conversion of Target Common Stock in the Merger, pro rata for each holder of Target Common Stock based on the number of shares of Target Common Stock held by such holder and the total number of shares of Target Common Stock outstanding immediately prior to the Effective Time.

          9.2  INDEMNIFICATION.

               (a) Subject to the limitations set forth in this Article IX, the stockholders of Target immediately prior to the Effective Time will indemnify and hold harmless Acquiror and its officers, directors, agents and employees, and each person, if any, who controls or may control Acquiror within the meaning of the Securities Act (hereinafter referred to individually as an "INDEMNIFIED PERSON" and collectively as "INDEMNIFIED PERSONS") from and against any and all losses, costs, damages, liabilities and expenses arising from claims, demands, actions, causes of action, including, without limitation, reasonable legal fees (collectively, "DAMAGES") arising out of any misrepresentation or breach of or default in connection with any of the representations, warranties, covenants and agreements given or made by Target or the stockholders in this Agreement, the Target Disclosure Schedules or any exhibit or schedule to this Agreement.
The amount of such indemnification obligation shall be limited to the Escrow Fund; provided, however, that such limitation shall not apply to any claims based on fraud.

               (b) Acquiror and Target each acknowledge that such Damages, if any, would relate to unresolved contingencies existing at the Effective Time, which if resolved at the Effective Time would have led to a reduction in the total number of shares Acquiror would have agreed to issue in connection with the Merger. Nothing in this Agreement shall limit the liability (i) of Target for any breach of any representation, warranty or covenant if the Merger does not close, or (ii) of any Target stockholder in connection with any breach by such stockholder of the Stockholder Agreement, the Stockholder Representation Agreement or the Irrevocable Proxy.

          9.3 ESCROW PERIOD. The Escrow Period shall terminate at the expiration of twelve (12) months after the Effective Time; provided, however, that a portion of the Escrow Shares, which is necessary to satisfy any unsatisfied claims specified in any Officer's Certificate (defined in Section
9.4 below) theretofore delivered to the Escrow Agent prior to termination of the Escrow Period with respect to facts and circumstances existing prior to expiration of the Escrow Period, shall remain in the Escrow Fund until such claims have been resolved.

          9.4  CLAIMS UPON ESCROW FUND.

               (a) Upon receipt by the Escrow Agent on or before the last day of the Escrow Period of a certificate signed by any officer of Acquiror (an "OFFICER'S CERTIFICATE"):

                    (i) stating that Damages exist and the amount thereof, and

                    (ii) specifying in reasonable detail the individual items of such Damages included in the amount so stated, the date each such item was paid, or properly accrued or arose, the nature of the misrepresentation, breach of warranty or claim to which such item is related, the Escrow Agent shall, subject to the provisions of Section 9.5 and 9.6 below, deliver to Acquiror out of the Escrow Fund, as promptly as practicable, Acquiror Common Stock or other assets held in the Escrow Fund having a value equal to such Damages.

               (b) For the purpose of compensating Acquiror for its Damages pursuant to this Agreement, the Acquiror Common Stock in the Escrow Fund shall be valued at the Acquiror Stock Price.

          9.5 OBJECTIONS TO CLAIMS. At the time of delivery of any Officer's Certificate to the Escrow Agent, a duplicate copy of such Officer's Certificate shall be delivered to the Stockholders' Agent (defined in Section
9.7 below) and for a period of thirty (30) days after such delivery to the Escrow Agent of such Officer's Certificate, the Escrow Agent shall make no delivery of Acquiror Common Stock or other property pursuant to Section 9.4 hereof unless the Escrow Agent shall have received written authorization from the Stockholders' Agent to make such delivery. After the expiration of such thirty (30) day period, the Escrow Agent shall make delivery of the Acquiror Common Stock or other property in the Escrow Fund in accordance with Section
9.4 hereof, provided that no such payment or delivery may be made if the Stockholders' Agent shall object in a written statement to the claim made in the Officer's Certificate, and such statement shall have been delivered to the Escrow Agent and to Acquiror prior to the expiration of such thirty (30) day period.

          9.6  RESOLUTION OF CONFLICTS; ARBITRATION.

               (a) In case the Stockholders' Agent shall so object in writing to any claim or claims by Acquiror made in any Officer's Certificate, Acquiror shall have thirty (30) days after receipt by the Escrow Agent of an objection by the Stockholders' Agent to respond in a written statement to the objection of the Stockholders' Agent, which written statement shall be delivered to Acquiror and the Escrow Agent. If after such thirty (30) day period there remains a dispute as to any claims, the Stockholders' Agent and Acquiror shall attempt in good faith for thirty (30) days thereafter to agree upon the rights of the respective parties with respect to each of such claims. If the Stockholders' Agent and Acquiror should so agree, a memorandum setting forth such agreement shall be prepared and signed by both parties and shall be furnished to the Escrow Agent. The Escrow Agent shall be entitled to rely on any such memorandum and shall distribute or withhold the Acquiror Common Stock or other property from the Escrow Fund in accordance with the terms thereof.

               (b) If no such agreement can be reached after good faith negotiation after expiration of the second 30-day period provided above, either Acquiror or the Stockholders' Agent may, by written notice to the other, demand arbitration of the matter unless the amount of the damage or loss is at issue in pending litigation with a third party, in which event arbitration shall not be commenced until such amount is ascertained or both parties agree to arbitration; and in either such event the matter shall be settled by arbitration conducted by three arbitrators. Within fifteen (15) days after such written notice is sent, Acquiror and the Stockholders' Agent shall each select one arbitrator, and the two arbitrators so selected shall select a third arbitrator. The decision of the arbitrators as to the validity and amount of any claim in such Officer's Certificate shall be binding and conclusive upon the parties to this Agreement, and notwithstanding anything in Section 9.6 hereof, the Escrow Agent shall be entitled to act in accordance with such decision and make or withhold payments out of the Escrow Fund in accordance therewith.

               (c) Judgment upon any award rendered by the arbitrators may be entered in any court having jurisdiction. Any such arbitration shall be held in Dallas County, Texas under the commercial rules then in effect of the American Arbitration Association. For purposes of this Section 9.7(c), in any arbitration hereunder in which any claim or the amount thereof stated in the Officer's Certificate is at issue, Acquiror shall be deemed to be the "NON-PREVAILING PARTY" unless the arbitrators award Acquiror more than three-fifths (3/5) of the amount in dispute, plus any amounts not in dispute; otherwise, the Target stockholders for whom shares of Target Common Stock otherwise issuable to them have been deposited in the Escrow Fund shall be deemed to be the "NON-PREVAILING PARTY." The Non-Prevailing Party to an arbitration shall pay its own expenses, the fees of each arbitrator, the administrative fee of the American Arbitration Association, and the expenses, including without limitation, attorneys' fees and costs, reasonably incurred by the other party to the arbitration.

          9.7  STOCKHOLDERS' AGENT.

               (a) Jerry Beckes shall be constituted and appointed as agent (the "STOCKHOLDERS' AGENT") for and on behalf of the Target stockholders to give and receive notices and communications, to authorize delivery to Acquiror of the Acquiror Common Stock or other property from the Escrow Fund in satisfaction of claims by Acquiror, to object to such deliveries, to agree to, negotiate, enter into settlements and compromises of, and demand arbitration and comply with orders of courts and awards of arbitrators with respect to such claims, and to take all actions necessary or appropriate in the judgment of the Stockholders' Agent for the accomplishment of the foregoing. Such agency may be changed by the holders of a majority in interest of the Escrow Fund from time to time upon not less than 10 days' prior written notice to Acquiror. No bond shall be required of the Stockholders' Agent, and the Stockholders' Agent shall receive no compensation for his services. Notices or communications to or from the Stockholders' Agent shall constitute notice to or from each of the Target stockholders.

               (b) The Stockholders' Agent shall not be liable for any act done or omitted hereunder as Stockholders' Agent while acting in good faith and in the exercise of reasonable judgment, and any act done or omitted pursuant to the advice of counsel shall be conclusive evidence of such good faith. The Target stockholders shall severally indemnify the Stockholders' Agent and hold him harmless against any loss, liability or expense incurred without gross negligence or bad faith on the part of the Stockholders' Agent and arising out of or in connection with the acceptance or administration of his duties hereunder.

               (c) The Stockholders' Agent shall have reasonable access to information about Target and the reasonable assistance of Target's officers and employees for purposes of performing its duties and exercising its rights hereunder, provided that the Stockholders' Agent shall treat confidentially and not disclose any nonpublic information from or about Target to anyone (except on a need to know basis to individuals who agree to treat such information confidentially).

          9.8 ACTIONS OF THE STOCKHOLDERS' AGENT. A decision, act, consent or instruction of the Stockholders' Agent shall constitute a decision of all Target stockholders for whom shares of Acquiror Common Stock otherwise issuable to them are deposited in the Escrow Fund and shall be final, binding and conclusive upon each such Target stockholder, and the Escrow Agent and Acquiror may rely upon any decision, act, consent or instruction of the Stockholders' Agent as being the decision, act, consent or instruction of each and every such Target stockholder. The Escrow Agent and Acquiror are hereby relieved from any liability to any person for any acts done by them in accordance with such decision, act, consent or instruction of the Stockholders' Agent.

          9.9 THIRD-PARTY CLAIMS. In the event Acquiror becomes aware of a third-party claim which Acquiror believes may result in a demand against the Escrow Fund, Acquiror shall promptly notify the Stockholders' Agent of such claim, and the Stockholders' Agent and the Target stockholders for whom shares of Acquiror Common Stock otherwise issuable to them are deposited in the Escrow Fund shall be entitled, at their expense, to participate in any defense of such claim. Acquiror may not effect the settlement of any such claim without the consent of the Stockholders' Agent, which consent shall not be unreasonably withheld. In the event that the Stockholders' Agent has consented to any such settlement, the Stockholders' Agent shall have no power or authority to object under Section 9.7 or any other provision of this
Article IX to the amount of any claim by Acquiror against the Escrow Fund for indemnity with respect to such settlement.

          9.10 NO CLAIMS BASED ON CONSENTED BREACHES. The indemnification obligations of the holders of Target Common Stock immediately prior to the Effective Time pursuant to this Article IX shall not apply to any Damages arising out of any misrepresentation, breach or default in connection with any of the representations, warranties, covenants or agreements given or made by Target in this Agreement, the Target Disclosure Schedules or any exhibit or schedule to this Agreement to the extent such misrepresentation, breach or default has been specifically identified and explained in writing by Target in a Notice of Breaches certified by the President of Target and delivered by Target to the Chief Financial Officer of Acquiror prior to the Closing Date.

                                  ARTICLE X

                              GENERAL PROVISIONS

          10.1 SURVIVAL OF REPRESENTATIONS, WARRANTIES AND AGREEMENTS. The representations, warranties and agreements of each party hereto shall remain operative and in full force and effect regardless of any investigation made by or on behalf of any other party hereto, any person controlling any such party or any of their officers or directors, whether prior to or after the execution of this Agreement. The representations, warranties and agreements of each party hereto shall survive the execution and delivery of this Agreement until the expiration of the Escrow Period; provided, however, that the representations and warranties of Target in Section 3.13 hereof and for matters involving fraud shall survive for a period equal to the statute

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

of limitations for such matters.

          10.2 NOTICES. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by commercial delivery service, or mailed by registered or certified mail (return receipt requested) or sent via facsimile (with confirmation of receipt) to the parties at the following address (or at such other address for a party as shall be specified by like notice):

               (a)  if to Acquiror, to:

                    ODS Networks, Inc.
                    1101 E. Arapaho Road
                    Richardson, Texas  75081
                    Attention:  Tim Kinnear
                    Facsimile No.:  (972) 301-3841


                    with a copy to:

                    Brobeck, Phleger & Harrison LLP
                    301 Congress, Suite 1200
                    Austin, Texas 78701
                    Attention:     Ronald G. Skloss, Esq.
                    Facsimile No.: (512) 477-5813

               (b)  if to Target, to:

                    Essential Communication Corporation
                    4374 Alexander Blvd. NE, Suite T
                    Albuquerque, New Mexico  87107
                    Attention:  Michael McGowen
                    Facsimile No.:  (505) 344-0408


                    with a copy to:

                    Cooley Godward LLP
                    One Maritime Plaza, 20th Floor
                    San Francisco, California  94111
                    Attention:     Isobel A. Jones, Esq.
                    Facsimile No.: (415) 951-3699

          10.3 INTERPRETATION. When a reference is made in this Agreement to Exhibits, such reference shall be to an Exhibit to this Agreement unless otherwise indicated. The words "include," "includes" and "including" when used herein shall be deemed in each case to be

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

followed by the words "without limitation." The phrase "made available" in this Agreement shall mean that the information referred to has been furnished and made available if requested by the party to whom such information is to be made available or in the case of the Acquiror SEC Documents, that such documents were furnished and available on the SEC's website. The phrases "the date of this Agreement", "the date hereof", and terms of similar import, unless the context otherwise requires, shall be deemed to refer to the date first written above. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

          10.4 COUNTERPARTS. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

          10.5 ENTIRE AGREEMENT; NONASSIGNABILITY; PARTIES IN INTEREST. This Agreement and the documents and instruments and other agreements specifically referred to herein or delivered pursuant hereto, including the Exhibits, the Schedules, including the Target Disclosure Schedule and the Acquiror Disclosure Schedule: (a) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, except for the Confidentiality Agreements, which, except for paragraph 8 thereof, shall continue in full force and effect, and shall survive any termination of this Agreement or the Effective Time, in accordance with their terms; (b) are not intended to confer upon any other person any rights or remedies hereunder; and (c) shall not be assigned by operation of law or otherwise except as otherwise specifically provided.

          10.6 SEVERABILITY. In the event that any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

          10.7 REMEDIES CUMULATIVE. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy.

          10.8 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without reference to such state's principles of conflicts of law. Each of the parties hereto irrevocably consents to the exclusive jurisdiction of any court located within the State of Delaware, in connection with any matter based upon or arising out of this Agreement or the matters contemplated herein, agrees that process may be

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

served upon them in any manner authorized by the laws of the State of Delaware for such persons and waives and covenants not to assert or plead any objection which they might otherwise have to such jurisdiction and such process.

          10.9 RULES OF CONSTRUCTION. The parties hereto agree that they have been represented by counsel during the negotiation, preparation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

                          [Signature page follows]








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

          IN WITNESS WHEREOF, Acquiror, Merger Sub and Target have caused this Agreement and Plan of Merger to be executed and delivered by their respective officers thereunto duly authorized, all as of the date first written above.

                           ODS NETWORKS, INC.




                           By: /s/ Timothy W. Kinnear
                               ----------------------------------
                           Name:   Timothy W. Kinnear
                           Title:  Vice President and
                                   Chief Financial Officer


                           ECC ACQUISITION CORP.



                           By: /s/ Timothey W. Kinnear
                               ----------------------------------
                           Name:   Timothy W. Kinnear
                           Title:  Chief Financial Officer
                                   and Secretary



                           ESSENTIAL COMMUNICATION CORPORATION



                           By: /s/ Michael McGowen
                               ----------------------------------
                           Name:   Michael McGowen
                           Title:  President



                [SIGNATURE PAGE TO AGREEMENT AND PLAN OF MERGER]

                                  EXHIBIT A


                   CALCULATION OF THE COMMON EXCHANGE RATIO
                        AND THE OPTION EXCHANGE RATIO



     Capitalized terms used but not defined in this Exhibit A shall have the respective meanings ascribed to such terms in the Agreement and Plan of Merger by and among ODS Networks, Inc., ECC Acquisition Corp. and Essential Communication Corporation.

     The Common Exchange Ratio shall be calculated as follows:


           Per Share Amount (1)  =  Common Equivalent Consideration
                                    Common Equivalents


           Common Equivalents    =  number of shares of issued and outstanding
                                    shares of Target Common Stock and all
                                    unexpired and unexercised options to acquire
                                    Target Common Stock

           Per Share Cash Amount =  Per Share Amount x 28.5%


                                    Per Share Amount - Per Share Cash Amount
                                    ----------------------------------------
           Common Exchange Ratio =            Acquiror Stock Price


The Option Exchange Ratio shall be calculated as follows:

     For consenting optionholders:


                                      Per Share Amount
                                    --------------------
          Option Exchange Ratio =   Acquiror Stock Price

---------------------
(1)                  3,499,998.75
                     ------------
     2.6504098671 =   1,320,550

     For optionholders who fail to consent, each outstanding option will be converted into the right to receive upon exercise of such option the Per Share Cash Amount and that number of whole shares of Acquiror Common Stock that were issuable upon exercise of such option immediately prior to the Effective Time multiplied by the Common Exchange Ratio and rounded down to the nearest whole number of shares of Acquiror Common Stock. The per share exercise price for the shares of Acquiror Common Stock issuable upon exercise of such assumed option will be equal to the quotient determined by dividing the exercise price per share of Target Common Stock at which such option was exercisable immediately prior to the Effective Time by the Common Exchange Ratio, rounded up to the nearest whole cent.

     The Exchange Ratios shall be adjusted to reflect fully the effect of any stock split, reverse split, stock dividend (including any dividend or distribution of securities convertible into Acquiror Common Stock or Target Capital Stock), reorganization, recapitalization or other like change with respect to Acquiror Common Stock or Target Capital Stock occurring after the date hereof and prior to the Effective Time.









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